UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PERSPECTA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

perspecta™

Proxy statement and notice of annual meeting of shareholders

2019

June 21, 2019
Dear Fellow Perspecta Shareholders:
We are pleased to invite you to attend the first annual meeting of shareholders of Perspecta Inc. to be held at 10:00 a.m. Eastern Time on Tuesday, August 13, 2019. This Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRSP2019. You will also be able to vote your shares electronically at the Annual Meeting. A notice of Internet availability, which contains instructions on how to access online our Proxy Statement and our Annual Report for the fiscal year ended March 31, 2019, including our Annual Report on Form 10-K, is first being sent to shareholders on or about June 21, 2019 (unless you have previously requested to receive a paper copy of our materials). We urge you to carefully read our proxy materials, which provide important information about the online meeting and will serve as your guide to the business that will be conducted at the meeting.
In its first year, Perspecta has proven itself a leader in combining enterprise information technology and mission services to serve the needs of the U.S. public sector. We have validated the rationale behind bringing together three leading companies to form Perspecta—in our financial results, in our new business wins, and in creating a unified culture built around mission success. We see a clear path to value creation for our long-term shareholders, and the proposals contained in this proxy statement demonstrate our commitment to good corporate governance and tight alignment of our interests with those of our shareholders.
Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, or by telephone. In addition, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction form (if you hold your shares through a broker). Voting over the Internet, by telephone, by written proxy, or by voting instruction form will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest, in Perspecta.
Sincerely,

J. Michael Lawrie	John M. Curtis
Chairman of the Board of Directors	Director, President and Chief Executive Officer

Notice of 2019 Annual Meeting of Shareholders

Date:	Tuesday, August 13, 2019
Time:	10:00 a.m. Eastern Time
Location:	www.virtualshareholdermeeting.com/PRSP2019
The 2019 Annual Meeting of Shareholders (“Annual Meeting”) of Perspecta Inc. (“Perspecta” or the company and sometimes referred to with the pronouns “we”, “us”, and “our”) will be held on Tuesday, August 13, 2019, at 10:00 a.m. Eastern Time, and will be a virtual meeting conducted exclusively via live webcast. You will be able to attend the meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRSP2019. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time.
The purpose of the meeting is to:

1.	elect the 10 director nominees named in the proxy statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

3.	approve, in a non-binding advisory vote, our named executive officer compensation;

4.	approve, in a non-binding advisory vote, the frequency of holding future non-binding advisory votes to approve our named executive officer compensation; and

5.	transact any other business that may properly come before the meeting and any postponements or adjournments thereof.
Only shareholders of record at the close of business on June 17, 2019 will be entitled to vote electronically at the Annual Meeting and any postponements or adjournments thereof.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, we encourage you to read this proxy statement and vote as soon as possible. Information on how to vote is contained in this proxy statement. In addition, voting instructions are provided in the notice of Internet availability of the proxy materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.
By order of the Board of Directors,
James L. Gallagher
Senior Vice President, General Counsel & Secretary
Chantilly, Virginia
June 21, 2019

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders
Meeting Date: August 13, 2019
Meeting Time: 10:00 a.m. Eastern Time
Virtual Meeting Admission: Shareholders as of the Record Date will be able to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRSP2019. To participate in the meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.
The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
Record date: June 17, 2019
Voting: Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Meeting Agenda

•	Election of the 10 director nominees named in this proxy statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

•	Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

•	Approval, in a non-binding advisory vote, of our named executive officer compensation;

•	Approval, in a non-binding advisory vote, of the frequency of holding future non-binding advisory votes to approve our named executive officer compensation; and

•	Such other business that may properly come before the meeting.
Voting Matters and Vote Recommendation

Management Proposals		Vote Recommendation
Proposal No. 1:	Election of directors	FOR each nominee
Proposal No. 2:	Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020	FOR
Proposal No. 3	Approval, in a non-binding advisory vote, of our named executive officer compensation	FOR
Proposal No. 4	Approval, in a non-binding advisory vote, of the frequency of holding future non-binding advisory votes to approve our named executive officer compensation	1 YEAR

Proposal 1: Election of directors
Our Director Nominees
The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

Name, Age as of Annual Meeting	Principal Occupation	Director Since	Independent	Committee Membership (C = Chair)
Sanju K. Bansal, 53	Chief Executive Officer, Hunch Analytics	2018	Yes	Human Resources and Compensation Nominating/Corporate Governance
Sondra L. Barbour, 56	Former Executive Vice President, Lockheed Martin Corporation - Information Systems & Global Solutions	2018	Yes	Audit Committee Nominating/Corporate Governance
John M. Curtis, 62	President and Chief Executive Officer, Perspecta Inc.	2018
Lisa S. Disbrow, 56	Former Under Secretary of the U.S. Air Force	2018	Yes	Audit Committee
Glenn A. Eisenberg, 58	Executive Vice President and Chief Financial Officer, Laboratory Corporation of America Holdings	2019	Yes	Audit Committee
Pamela O. Kimmet, 61	Chief Human Resources Officer, Manulife Financial Corporation	2018	Yes	Human Resources and Compensation (C)
J. Michael Lawrie[1], 66	Chairman, President and Chief Executive Officer, DXC Technology Company	2018
Ramzi M. Musallam, 50	Chief Executive Officer and Managing Partner of Veritas Capital Fund Management L.L.C.	2018
Philip O. Nolan[2], 60	Managing Director at Blue Delta Capital Partners	2018	Yes	Human Resources and Compensation Nominating/Corporate Governance (C)
Michael E. Ventling, 58	Former Global Chief Financial Officer, Ernst & Young LLP	2018	Yes	Audit Committee (C)
1	Effective June 1, 2018, Mr. Lawrie was designated Chairman of the Board.
2	Effective May 21, 2019, Mr. Nolan was designated Lead Independent Director.
Proposal 2: Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020
We are asking shareholders to ratify the appointment of Deloitte & Touche as Perspecta’s independent registered public accounting firm for the fiscal year ending March 31, 2020 (“fiscal 2020”). The members of the Audit Committee and the Board of Directors (“Board”) believe that the continued retention of Deloitte & Touche to serve as Perspecta’s independent registered public accounting firm is in the best interests of Perspecta and its shareholders.

Proposal 3: Approval, in a non-binding advisory vote, of our named executive officer compensation
We are asking shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement for the fiscal year ended March 31, 2019 (“fiscal 2019”). In evaluating this proposal, we recommend you review our Compensation Discussion and Analysis (“CD&A”) in this proxy statement. As discussed in the CD&A, our executive compensation program is designed to provide pay for performance by linking a substantial portion of the annual and long-term compensation of our executive officers to the achievement of company and individual goals. Our compensation program is also designed to align the interests of our executives with those of our shareholders, and we believe the program has been successful in doing so as evidenced by the strong correlation between our Chief Executive Officer’s pay and the company’s financial performance.
Proposal 4: Approval, in a non-binding advisory vote, of the frequency of holding future non-binding advisory votes to approve our named executive officer compensation
We are providing our shareholders the opportunity to recommend, on a non-binding advisory basis, the frequency of future advisory votes to approve our named executive officer compensation. We are asking shareholders to support an annual vote to approve our named executive officer compensation. Our Board believes annual advisory votes will allow our Board and Human Resources and Compensation Committee to regularly obtain information on shareholders’ views of the compensation of our named executive officers and our compensation programs.

v

Table of Contents

Proxy Statement for the 2019 Annual Meeting of Shareholders	1
About the Annual Meeting	1
Questions and Answers about the Annual Meeting and Voting	1
How Do I Vote?	5
Proposals	7
Proposal 1: Election of directors	7
Proposal 2: Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020	14
Proposal 3: Non-binding advisory vote to approve our named executive officer compensation	15
Proposal 4: Non-binding advisory vote to approve the frequency of holding future non-binding advisory votes to approve our executive officer compensation	16
Corporate Governance	17
The Board	17
Committees of the Board	22
Audit Committee Report	24
Director Compensation	24
Security Ownership of Certain Beneficial Owners and Management	26
Security Ownership	26
Delinquent Section 16(a) Reports	27
Certain Relationships and Related Person Transactions	28
Related Person Transaction Policy	28
Fiscal 2019 Related Person Transactions	29
Executive Compensation	33
Report of the Human Resources and Compensation Committee	33
Compensation Discussion and Analysis	33
Summary Compensation Table	45
Additional Information	53
Business for 2020 Annual Meeting	53
Householding; Availability of 2019 Annual Report and Proxy Statement	53

Appendix A - Non-GAAP Financial Measures	55

Proxy Statement for the 2019 Annual Meeting of Shareholders
About the Annual Meeting
We are providing these proxy materials in connection with the Annual Meeting of Perspecta Inc.
The notice of Internet availability of proxy materials (“Notice”), this proxy statement, and any accompanying proxy card or voting instruction card were first made available to shareholders on or about June 21, 2019. Our Annual Report for the fiscal year ended March 31, 2019, including our Annual Report on Form 10-K (“2019 Annual Report”) is being provided with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Questions and Answers about the Annual Meeting and Voting
1. Who is soliciting my vote?
The Board of Directors of Perspecta is soliciting your vote at the Annual Meeting.
2. How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively via live webcast on Tuesday, August 13, 2019. You are entitled to participate in the Annual Meeting only if you were a shareholder as of the Record Date (as defined below) or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRSP2019. You will also be able to vote your shares electronically at the Annual Meeting.
To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
3. Why a virtual meeting?
We are pleased to offer our shareholders a completely virtual Annual Meeting, which provides worldwide access, improved communication and cost savings for our shareholders and Perspecta. You will be able to attend the Annual Meeting online and submit your questions during and in advance of the meeting by visiting www.virtualshareholdermeeting.com/PRSP2019. You also will be able to vote your shares electronically at the Annual Meeting. We do not place restrictions on the type or form of questions that may be asked, although we reserve the right to edit profanity or other inappropriate language for publication. We have committed to publishing and answering each question received, following the meeting. Although the live webcast is available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available on our investor relations site.

4. What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing or participating in the virtual meeting. If you encounter any difficulties accessing or participating in the virtual meeting during the check-in or meeting time, please call:
1-800-586-1548 (U.S. Domestic Toll Free)
1-303-562-9288 (International)
5. What is the purpose of the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:

•	election of the 10 director nominees named in this proxy statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

•	ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

•	approval, in a non-binding advisory vote, of our named executive officer compensation; and

•	approval, in a non-binding advisory vote, of the frequency of holding future non-binding advisory votes to approve our named executive officer compensation.
6. What are the Board of Directors’ recommendations?
The Board’s recommendations are set forth below together with the description of each item in this proxy statement. In summary, the Board recommends a vote as follows:

Proposal No. 1	FOR the election of each of the 10 director nominees named in this proxy statement;
Proposal No. 2	FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020;
Proposal No. 3	FOR the approval, in a non-binding advisory vote, of our named executive officer compensation; and
Proposal No. 4	1 YEAR for the frequency of holding future non-binding advisory votes to approve our named executive officer compensation.
7. Who is entitled to vote at the Annual Meeting?
The Board set June 17, 2019 as the record date for the Annual Meeting (“Record Date”). All shareholders who owned Perspecta common stock at the close of business on the Record Date may attend and vote electronically at the Annual Meeting and any postponements or adjournments thereof.
8. Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
Under the “Notice and Access” rules of the United States Securities and Exchange Commission (“SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless you request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote your shares on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.
9. Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, see “How Do I Vote?” below.

10. Why didn’t I receive a Notice in the mail about the Internet availability of proxy materials?
If you previously elected to access our proxy materials over the Internet, you will not receive a Notice in the mail. You should have received an e-mail with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.
If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. Please visit www.proxyvote.com to request complete electronic delivery. Enrollment for electronic delivery is effective until cancelled.
11. How many votes do I have?
You will have one vote for each share of our common stock you owned at the close of business on the Record Date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.
12. What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone, or to vote at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and you are also invited to attend the Annual Meeting via live webcast. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee.
13. How many votes must be present to hold the Annual Meeting?
For each matter presented, a majority of the shares entitled to vote on that matter must be represented at the meeting, either by proxy or by attending the virtual meeting. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
As of the Record Date there were 162,599,092 shares of Perspecta common stock outstanding.
14. How many votes are required to elect directors and adopt the other proposals?
Proposal 1—Election of each of the 10 director nominees named in this proxy statement.
Directors are elected by a majority vote in uncontested elections. Therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of FOR votes must exceed the number of AGAINST votes). Abstentions and, if applicable, broker non-votes are not counted as votes FOR or AGAINST any nominee; therefore, they will have no effect on the outcome of the vote on this proposal.

In accordance with Perspecta’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. Within 30 days following the certification of the shareholder vote, the Nominating/Corporate Governance Committee will make a recommendation to the Board as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.
Proposal 2—Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020.
This proposal requires an affirmative FOR vote of a majority of the votes cast (the number of FOR votes must exceed the number of AGAINST votes) to be approved. Abstentions are not counted as votes FOR or AGAINST this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.
Proposal 3—Non-binding advisory vote to approve our named executive officer compensation.
This proposal, which is non-binding, requires an affirmative “FOR” vote of a majority of the votes cast (the number of FOR votes must exceed the number of AGAINST votes) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes FOR or AGAINST this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.
Proposal 4—Non-binding advisory vote to approve the frequency of holding future non-binding advisory votes to approve our named executive officer compensation.
For this proposal, which is non-binding, you may choose to express a preference for holding future advisory votes to approve our named executive officer compensation every one, two or three years. Abstentions and, if applicable, broker non-votes are not counted as expressing any preference; therefore they will have no effect on the outcome of the vote on this proposal. The frequency option that receives the most affirmative votes of all the votes cast on this proposal is the option that will be deemed the recommendation of the shareholders.
15. What if I don’t give specific voting instructions?
Shareholders of Record. If you are a shareholder of record and you:

•	indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board; or

•	return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.
Beneficial Owners. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Broker non-votes are considered present at the Annual Meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining the existence of a quorum, but are not counted for purposes of determining whether a matter has been approved.
You should instruct your broker how to vote. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker will not be authorized to vote your street name shares with respect to any proposal other than the ratification of the independent registered public accounting firm (Proposal 2), which is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.

16. What does it mean if I receive more than one Notice, proxy or voting instruction card?
It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards you receive.
17. Can I change my vote after I have voted?
Yes. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to the Corporate Secretary of Perspecta, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot electronically at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.
18. Are there other matters to be acted upon at the meeting?
Perspecta does not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.
19. Who is paying for the solicitation of proxies?
Perspecta is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, e-mail or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of Perspecta stock. We have engaged the services of Morrow Soldali LLC, with respect to proxy soliciting matters at an expected cost of approximately $12,500 not including incidental expenses.
20. What if I have any questions about voting, electronic delivery or Internet voting?
Questions regarding voting, electronic delivery or Internet voting should be directed to Investor Relations by telephone at 1-703-547-0300 or by e-mail at stuart.davis@perspecta.com.
How Do I Vote?
Your vote is important
You may vote on the Internet, by telephone, by mail or electronically at the Annual Meeting, all as described below. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a 16-digit control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 12, 2019. You also will be able to vote your shares electronically at the Annual Meeting.
Vote on the Internet
If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
Vote by Telephone
You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail
If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Perspecta Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.
Voting at the Virtual Meeting
Our Annual Meeting will be a virtual meeting of shareholders using cutting-edge technology, conducted via live webcast. All shareholders of record on June 17, 2019 are invited to attend and participate at the meeting. We believe that a virtual meeting will provide expanded shareholder access and participation, improved communications and, over time, cost savings for our shareholders and our company.
To attend the meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/PRSP2019. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Proposals
Proposal 1: Election of directors
Our Board has nominated 10 of our 11 current directors for re-election at the Annual Meeting to hold office until the 2020 Annual Meeting or until their successors have been elected and qualified. Under our Bylaws, directors must retire by the close of the first Annual Meeting of shareholders held after they reach age 72, unless the Board determines that it is in the best interests of Perspecta and its shareholders for the director to continue to serve until the close of a subsequent Annual Meeting.
As previously disclosed, effective as of the spin-off by DXC Technology Company (“DXC”) of its U.S. public sector business on May 31, 2018 to form Perspecta (“Spin-Off”), our Board consisted of 10 directors designated by DXC, including two directors who serve as DXC executive officers, one director nominated by Veritas Capital Fund Management, L.L.C. (“Veritas Capital”) pursuant to a previously disclosed Side Letter Agreement (described on page 31 of this proxy statement), and seven independent directors. An additional independent director was appointed to our Board on May 21, 2019. Our Board has nominated 10 of our current 11 directors for re-election at the 2019 Annual Meeting. Paul Saleh’s term on the Board will expire at the Annual Meeting.
Vote Required
Directors are elected by a majority vote in uncontested elections; therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of FOR votes must exceed the number of AGAINST votes).
In accordance with Perspecta’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee.
Director Nomination Process
The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background involves considering a variety of factors, including independence, experience, age, gender and ethnic diversity, as well as skills and attributes, including:

● Professional and personal ethics and values	● Government and public policy experience
● Senior-level management or operations experience	● Financial literacy and expertise
● Public company governance experience	● Experience in areas of Perspecta’s business
In evaluating potential director nominees, the Nominating/Corporate Governance Committee considers the applicable attributes outlined above, as well as any other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee then considers the contribution each nominee would make to the quality of the Board’s decision-making and effectiveness. As part of the annual Board and Committee self-evaluation, feedback is requested regarding composition of the Board and selection of new directors, as well as composition and ability of the Committees to carry out their delegated responsibilities. Particular attention is paid to whether the selection process for Board membership ensures broad representation and a diversity of viewpoints.
The Nominating/Corporate Governance Committee will also consider potential director candidates recommended by shareholders. Shareholders who wish to recommend a director candidate may do so by writing to the Corporate Secretary at 15052 Conference Center Drive, Chantilly, VA 20151, and including all information that our Bylaws require for director nominations. The Nominating/Corporate Governance Committee may retain from time to time third-party search firms to identify qualified director candidates and to assist the committee in evaluating candidates that have been identified by others. During fiscal 2019, the Nominating/Corporate Governance Committee retained a third-party search firm to assist in the identification of potential director candidates.

2019 Director Nominees
The nominees have a strong reputation and experience in areas relevant to the strategy and operations of Perspecta’s businesses, particularly industries and growth segments that Perspecta serves, such as information and systems technology, defense and public sector business solutions or in the operations of publicly traded companies. Each of the nominees holds or has held senior executive positions in large, complex organizations or has relevant operating experience. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, thought leadership, executive management and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies.
The biographies of each of the nominees below contain information as of the date of this proxy statement regarding the person’s service as a director, director positions held currently or at any time during the last five years and skills, experience and qualifications that led to the conclusion that such person should serve as one of our directors.
The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience and thought, and the commitment to devote significant time and energy to service on the Board and its committees.

Sanju K. Bansal Age: 53 Director since 2018	Perspecta Committees: ● Human Resources & Compensation ● Nominating/Corporate Governance	Other Public Company Boards: Current: ● EverQuote, Inc. Former (Past Five Years): ● The Advisory Board Company ● CSRA Inc. ● Cvent, Inc. (formerly public)
Sanju K. Bansal has served as a member of our Board since the completion of the Spin-Off in May 2018. Mr. Bansal currently serves as Chief Executive Officer (“CEO”) of Hunch Analytics, LLC, a data analytics company. Prior to founding Hunch Analytics, LLC in 2013, Mr. Bansal served in various executive leadership positions and as a director of MicroStrategy Incorporated (“MicroStrategy”), a worldwide provider of business intelligence software. At MicroStrategy, he held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012. Mr. Bansal served as a member of MicroStrategy’s board of directors from 1997 to 2013, including as Vice Chairman from November 2000 to November 2013. Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. He is currently a director of EverQuote, Inc., an online insurance and lead generation service provider and Cvent, Inc., a non-public provider of online software for event management. Mr. Bansal served as a director of The Advisory Board Company, a provider of software and solutions to the healthcare and education industries, from 2009 to 2017, and CSRA Inc., a provider of IT services to the U.S. federal government, from November 2015 to April 2018.

We believe that Mr. Bansal possesses specific attributes that qualify him to serve on our Board, including his in-depth experience as a director for other public companies, his extensive experience and background in information and systems technology due to his multiple executive officer roles at technology companies, and his expertise in executive management due to his experience serving in executive leadership positions.

Sondra L. Barbour Age: 56 Director since 2018	Perspecta Committees: ● Audit ● Nominating/Corporate Governance	Other Public Company Boards: Current: ● AGCO Corporation Former (Past Five Years): ● 3M Corporation
Sondra L. Barbour has served as a member of our Board since the completion of the Spin-Off in May 2018. Ms. Barbour retired as Executive Vice President of Information Systems & Global Solutions of Lockheed Martin Corporation (“Lockheed Martin”), a high-technology aerospace and defense company. Ms. Barbour served as Executive Vice President of Information Systems & Global Solutions of Lockheed Martin from 2013 until August 2016, when that business combined with Leidos Inc., a provider of services and solutions in the defense, intelligence, civil and health markets. From August 2016 until January 2017, she was on the executive staff of Leidos Inc. From 2008 to 2013, she served as Senior Vice President of Enterprise Business Services and Chief Information Officer, heading all of the corporation’s internal IT operations, including protecting the company’s infrastructure and information from cyber threats. Prior to that role, she served as Vice President of Corporate Shared Services from 2007 to 2008 and Vice President of Corporate Internal Audit from 2006 to 2007, providing oversight of supply chain activities, internal controls, and risk management. Ms. Barbour currently serves on the board of directors of AGCO Corporation, an agricultural equipment manufacturer. She sits on the Information Technology Advisory Board for Temple University’s Fox School of Business and is an Advisory Board member for Trinity Cyber, a private network security company. Ms. Barbour served on the board of directors of 3M Corporation from 2014 to 2019.

We believe that Ms. Barbour possesses specific attributes that qualify her to serve on our Board, including her extensive technology experience, her familiarity with information technology solutions due to her former executive officer role at a leading high-technology aerospace and defense company, and her public sector and defense expertise derived from her many years serving public sector customers.

John M. Curtis Age: 62 Director since 2018
John M. Curtis has served as our President, CEO and as a Director on our Board of Directors since the completion of the Spin-Off in May 2018. From July 2013 until the completion of the Spin-Off and mergers with Vencore Holding Corp. (“Vencore HC”) and KGS Holding Corp. (“KGS HC”) (“Mergers”), Mr. Curtis was the President and CEO of Vencore, Inc. From 2011 to July 2013, Mr. Curtis served as a senior advisor to Veritas Capital where he served on the board of directors of three portfolio companies, including Truven Health Analytics Inc., CRGT Inc. and The SI Organization Inc., which became Vencore, Inc. after a strategic acquisition and new brand launch in 2014. From 2007 through 2011, Mr. Curtis served as President and CEO of Vangent, Inc., an information management and business process outsourcing company, which was sold to General Dynamics Corporation in 2011. Prior to his role at Vangent, Inc., Mr. Curtis served for more than six years as President and CEO of Pearson Government Solutions, Inc., which was sold to Veritas Capital in 2007 and changed its name to Vangent, Inc. Mr. Curtis also serves on the board of directors of the Intelligence and National Security Association and the Northern Virginia Technology Council and has Director Emeritus designation from his recent term as Chairman of the Professional Services Council. Mr. Curtis holds a Bachelor of Science degree in Civil Engineering from the Virginia Military Institute.

We believe that Mr. Curtis possesses specific attributes that qualify him to serve on our Board, including his deep knowledge of our business due to his position as our President and CEO, his extensive experience in, and understanding of, government contracting due to multiple positions as executive officer or senior advisor at government contracting firms, and his familiarity with information technology and defense.

Lisa S. Disbrow Age: 56 Director since 2018	Perspecta Committees: ● Audit	Other Public Company Boards: Current: ● Mercury Systems, Inc.
Lisa S. Disbrow has served as a member of our Board since the completion of the Spin-Off in May 2018. Ms. Disbrow retired as the Under Secretary of the United States Air Force in 2017. From January 2017 through May 2017, Ms. Disbrow served as the Acting Secretary of the United States Air Force. Prior to that, from 2014 to 2016, Ms. Disbrow served as the Assistant Secretary of the Air Force for Financial Management and Comptroller. Ms. Disbrow joined the United States Air Force in 1985, and she retired in 2008 as a Colonel from the United States Air Force Reserve. Throughout her 32-year national security career, she held senior civilian positions on the United States Joint Chiefs of Staff, in the National Reconnaissance Office, and on the National Security Council under President George W. Bush. Ms. Disbrow currently serves on the board of directors of Mercury Systems, Inc., a commercial provider of secure sensor and safety critical mission processing subsystems.
We believe that Ms. Disbrow possesses specific attributes that qualify her to serve on our Board, including her extensive experience in finance and accounting due to her former role as Assistant Secretary of the Air Force for Financial Management and Comptroller, and her deep understanding of government operations and government relations derived from her longtime service in the United States Air Force.

Glenn A. Eisenberg Age: 58 Director since 2019	Perspecta Committees: ● Audit	Other Public Company Boards Current: ● US Ecology, Inc. Former (Past Five Years): ● Family Dollar Stores ● Alpha Natural Resources
Glenn A. Eisenberg has served on our Board since May 2019. Mr. Eisenberg is Executive Vice President, Chief Financial Officer for Laboratory Corporation of America Holdings, the operator of one of the world’s largest clinical networks, a position he has held since June 2014. From 2002 until 2014, he served as the Executive Vice President, Finance and Administration and Chief Financial Officer at The Timken Company, a leading global manufacturer of highly engineered bearings and alloy steels and related products and services. Previously, he served as President and Chief Operating Officer of United Dominion Industries, now a subsidiary of SPX Corporation after working in several roles in finance, including Executive Vice President and Chief Financial Officer of United Dominion. Mr. Eisenberg has served on the board of directors of US Ecology, Inc. since February 2018. Mr. Eisenberg served on the board of directors of Family Dollar Stores Inc. from 2002 to 2015, where he chaired the Audit Committee, and on the board of directors of Alpha Natural Resources Inc. from 2005 to 2015, where he was the lead independent director and chair of the Nominating and Corporate Governance Committee.
We believe that Mr. Eisenberg possesses specific attributes that qualify him to serve on our Board, including his extensive experience in accounting, finance and other public company boards. Mr. Eisenberg was recommended to the Nominating/Corporate Governance Committee by a current director.

Pamela O. Kimmet Age: 61 Director since 2018	Perspecta Committees: ● Human Resources & Compensation (Chair)	Other Public Company Boards: Former (Past Five Years): ● Manulife Financial Corporation
Pamela O. Kimmet has served as a member of our Board since the completion of the Spin-Off in May 2018. Ms. Kimmet is the Chief Human Resources Officer and a member of the executive leadership team for Manulife Financial Corporation, a multinational insurance company and financial services provider, a position she has held since October 2018. Prior to joining Manulife, Ms. Kimmet served as the Chief Human Resources Officer at Cardinal Health, Inc., a global health care services and products company, a position she held from July 2016 through September 2018. Prior to July 2016, Ms. Kimmet was the Senior Vice President of Human Resources of Coca-Cola Enterprises, Inc., a marketer, producer, and distributer of Coca-Cola products, a position she had held since 2008. Previously, Ms. Kimmet was the Chief Human Resources Officer for Lucent Technologies, Inc. as well as Bear, Stearns & Company, Inc., and held strategic human resources roles at Citigroup, Inc. and General Motors Company. Ms. Kimmet is a fellow of the National Academy of Human Resources and Chair of the HR Policy Association. She is a member of the Personnel Roundtable, Cornell University’s Center for Advanced Human Resources Studies, and the University of South Carolina’s Center for Executive Succession. Ms. Kimmet served as the former Chair of both the HR Policy Association’s Center for Executive Compensation and of the National Business Group on Health. Ms. Kimmet served on the Board of Directors of Manulife Financial Corporation from 2016 to 2018.
We believe that Ms. Kimmet possesses specific attributes that qualify her to serve on our Board, including her extensive experience with human resources leadership due to her role as Chief Human Resources Officer at multiple large corporations, her senior executive experience as an executive officer of several large public companies, and her executive compensation expertise.

J. Michael Lawrie Age: 66 Director since 2018	Other Public Company Boards: Current: ● DXC Technology Company Former (Past Five Years): ● Computer Sciences Corporation ● CSRA Inc.
J. Michael Lawrie has served as Chairman of our Board since the completion of the Spin-Off in May 2018. Mr. Lawrie serves as Chairman, President and CEO of DXC, a position he has held since April 2017. Mr. Lawrie previously served as the President and Chief Executive Officer of Computer Sciences Corporation (“CSC”) from 2012 through March 2017, serving as a member of its board of directors from February 2012 to March 2017. In December 2015, Mr. Lawrie was appointed chairman of the CSC board of directors. Prior to joining CSC, he served as the CEO of U.K.-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to March 2012. Mr. Lawrie also served as the Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., from October 2008 to August 2010. From 2005 to 2006, Mr. Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm. He also served as CEO of Siebel Systems, Inc., an international software and solutions company, from 2004 to 2005. Mr. Lawrie also spent 27 years with IBM, a provider of systems, financing, software and services, where he rose to Senior Vice President and Group Executive, responsible for sales and distribution of all IBM products and services worldwide. From 1998 to 2001, Mr. Lawrie was General Manager for IBM’s business in Europe, the Middle East and Africa, which included operations in 124 countries and 90,000 employees. Prior to that, Mr. Lawrie served as General Manager of Industries for IBM’s business operations in Asia Pacific, based in Tokyo. He is a Trustee of Drexel University, Philadelphia.

We believe that Mr. Lawrie possesses specific attributes that qualify him to serve as Chairman and a Director on the Board, including his familiarity with our business due to his role as Chairman, President and CEO of our former parent DXC, his extensive experience as a director and executive officer for other public and private companies, and his extensive experience in finance and IT and software solutions and corporate operations.

Ramzi M. Musallam Age: 50 Director since 2018	Other Public Company Boards: Former (Past Five Years): ● Truven Health Analytics Inc. ● CPI International Holding Corp. ● Aeroflex Holding Corp.
Ramzi M. Musallam has served as a member of our Board since the completion of the Spin-Off in May 2018. Mr. Musallam served as Chairman of the board of directors of Vencore HC from September 2012 to May 2018, and as a member of the Vencore HC board of directors from October 2010 to May 2018. Mr. Musallam also served as a member of the KGS HC board of directors from May 2009 to May 2018. Mr. Musallam is currently the CEO and Managing Partner of Veritas Capital, a leading private equity firm focused on investing in the government and technology markets. Previously, he worked at the private equity firms of Pritzker and Pritzker and Berkshire Partners. Mr. Musallam is a member of the board of directors of several private companies. He holds a Bachelor of Arts, cum laude, from Colgate University with a major in mathematical economics and a Master of Business Administration with high honors from the University of Chicago Booth School of Business.
We believe that Mr. Musallam possesses specific attributes that qualify him to serve on our Board, including his experience serving on other public and private company boards, his extensive experience in finance and private equity investments, notably in the technology market and public sector related industry, and his executive management experience as CEO and Managing Partner of Veritas Capital.

Philip O. Nolan Age: 60 Director since 2018	Perspecta Committees: ● Nominating/Corporate Governance (Chair) ● Human Resources & Compensation	Other Public Company Boards: Former (Past Five Years): ● NCI, Inc.
Philip O. Nolan has served as a member of our Board since the completion of the Spin-Off in May 2018. Mr. Nolan currently serves as Managing Director at Blue Delta Capital Partners, a growth capital firm focused on the U.S. federal government technology marketplace. From 2015 to 2016, Mr. Nolan was CEO of Camber Corporation, a private equity-backed company, where he also served on the board of directors from 2011 to 2016. Prior to joining Camber Corporation, Mr. Nolan served as Chairman of the board of directors and CEO of Stanley Inc., an IT company, from 2002 to 2010, where he also served as President from 1996 to 2010.

We believe that Mr. Nolan possesses specific attributes that qualify him to serve on our Board, including his extensive operating experience in the public sector technology marketplace, his experience serving on other public and private company boards, and his substantial experience with venture capital, corporate finance, and private equity investment activities.

Michael E. Ventling Age: 58 Director since 2018	Perspecta Committees: ● Audit (Chair)	Other Public Company Boards: Former (Past Five Years): ● CSRA Inc.
Michael E. Ventling has served as a member of our Board of Directors since October 2018. Mr. Ventling is the former Global Chief Financial Officer of Ernst & Young LLP (“EY”), a leading multinational professional services and accounting firm, serving from July 2010 through December 2014. He was previously Managing Partner of the North Central Area of EY beginning in July 2006. Mr. Ventling also previously served as EY’s Global Vice Chair for Quality and Risk Management Implementation. He previously served as Member of EY’s Global Management Committee, Global Practice Council, and both its U.S. and Americas Area Executive Boards. Additionally, Mr. Ventling served as an independent director of CSRA Inc. from November 2015 to April 2018.
We believe that Mr. Ventling possesses specific attributes that qualify him to serve on our Board, including his extensive experience in accounting and finance from his executive leadership roles at EY, and his experience on other public and private company boards. Mr. Ventling was recommended to the Nominating/Corporate Governance Committee by a current director.

The Board of Directors unanimously recommends a vote FOR the election of each of these 10 nominees for director.

Proposal 2: Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020
The Audit Committee has selected Deloitte & Touche as Perspecta’s independent registered public accounting firm for the fiscal year ending March 31, 2020, and the Board asks shareholders to ratify that selection. Deloitte & Touche has served in this role since May 2018. Although the Audit Committee has the sole responsibility to appoint, compensate and oversee Perspecta’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice. The Audit Committee and the Board consider the selection of Deloitte & Touche as Perspecta’s independent registered public accounting firm for the fiscal year ending March 31, 2020 to be in the best interests of Perspecta and its shareholders. A representative from Deloitte & Touche is expected to attend the meeting. Any such representative will have the opportunity to make a statement and is expected to be available to respond to appropriate shareholder questions.

The affirmative vote of holders of a majority of the shares of common stock cast at the meeting is required to approve the ratification of the selection of Deloitte & Touche as Perspecta’s independent auditor for the current fiscal year. If a majority of votes cast do not approve ratifying the selection of Deloitte & Touche, the Audit Committee will consider the result a recommendation to consider the selection of a different firm and may, in its discretion appoint a new independent auditor at any time during year if it determines that such a change would be in the best interests of Perspecta and its shareholders.

Vote Required
A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020.
Fees
The following table summarizes the aggregate fees billed by Perspecta’s principal accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, which include Deloitte Tax LLP and Deloitte Consulting LLP, for services provided to Perspecta during fiscal year 2019.

Fiscal 2019 ($)
Audit Fees[1]	3,414,800
Audit-Related Fees[2]	471,328
Tax Fees[3]	158,817
All Other Fees	—
Total Fees	4,044,945
1
Audit fees include professional services rendered for the audit of the annual consolidated and combined financial statements and review of quarterly combined condensed financial statements. Audit fees also include services that are normally provided by the accountant in connection with other regulatory files.

2
Audit-related fees include attestation services related to financial reporting, due diligence related to mergers and acquisitions, accounting consultations and consultation concerning financial accounting and reporting standards.

3	Tax fees include fees for tax compliance, tax planning, and tax advice services related to mergers and acquisitions.
Pre-Approval Policy
In accordance with Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Audit Committee pre-approves all audit, audit-related, tax and other services (other than permitted de minimis non-audit services) to be provided by the independent auditors. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve services to be provided by the independent auditors. Such pre-approval decisions of any Audit Committee member to whom such authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees, tax fees, and all other fees paid to Deloitte & Touche in fiscal 2019 were approved in accordance with this policy.

Proposal 3: Non-binding advisory vote to approve our named executive officer compensation
In accordance with Section 14A of the Exchange Act, we are providing our shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. We urge shareholders to read the CD&A, which begins on page 33, as well as the Summary Compensation Table and related compensation tables and narrative, which begin on page 45 and end on page 52 and which provide detailed information on the compensation policies and practices and the compensation paid to our NEOs in fiscal 2019. The Human Resources and Compensation Committee and the Board believe that the executive compensation policies and procedures described in the CD&A effectively align the interests of our NEOs with those of our shareholders and drive individual and company-wide performance aligned with our strategic goals and that the compensation of our NEOs for fiscal 2019 is in keeping with our policies and procedures.
We are therefore asking our shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Perspecta approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying footnotes and narratives.
Although the vote to approve the compensation of our NEOs is advisory, and therefore non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our shareholders and the Human Resources and Compensation Committee will carefully assess the voting results.
The Board had adopted a policy providing our shareholders the opportunity to cast an advisory vote to approve the compensation of our NEOs on an annual basis. Unless this policy changes, subject to the outcome of Proposal 4 and the decision of the Board, the next advisory vote to approve the compensation of our NEOs will be at the 2020 Annual Meeting of Shareholders.
Vote Required
A majority of the votes cast at the Annual Meeting is required to approve this proposal.
The Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution to approve our named executive officer compensation.

Proposal 4: Non-binding advisory vote to approve the frequency of holding future non-binding advisory votes to approve our named executive officer compensation
In accordance with SEC rules, we are asking our shareholders to vote, on a non-binding, advisory basis, for their preference regarding the frequency of future non-binding advisory votes to approve the compensation of our NEOs. Specifically, shareholders may vote on whether the non-binding advisory vote to approve the compensation of our NEOs should occur every one, two or three years.
The Board has given consideration to the preferred frequency of the non-binding advisory vote to approve the compensation of our NEOs. After considering the benefits and consequences of available options, the Board recommends that shareholders vote in favor of holding the non-binding advisory vote to approve the compensation of our NEOs every year. An annual non-binding advisory vote would provide the Board with timely feedback from our shareholders on this important matter.
When voting on this proposal, shareholders should understand that they are not voting “for” or “against” the recommendation of the Board to hold the non-binding advisory vote every year. Rather, shareholders will have the option to express a preference (including by abstaining) on whether the Board should seek future non-binding advisory votes on the compensation of our NEOs every year, every two years or every three years.
Although this advisory vote is not binding, the Board will review and carefully consider the outcome of this vote when making its determination as to the frequency of future non-binding advisory shareholder votes on the compensation of our NEOs and expects to be guided by the alternative that receives the greatest number of notes, even if that alternative does not receive a majority of the votes cast.
The Board of Directors unanimously recommends a vote, on a non-binding advisory basis, for the option of 1 YEAR as the preferred frequency of future non-binding advisory votes to approve our named executive officer compensation.

Corporate Governance
The Board
Perspecta is committed to maintaining the highest standards of corporate governance. The Board is responsible for overseeing Perspecta’s management, to whom it has delegated the authority and responsibility for the day-to-day operations of the business. The Board discharges its responsibilities through regularly scheduled meetings as well as telephonic meetings, action by written consent and other communications with management as appropriate. Perspecta expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of Perspecta’s shareholders at which they are standing for election as directors.
During the fiscal year ended March 31, 2019, the Board held eight meetings and with respect to each of the Board’s three standing committees, the Audit Committee held nine meetings, the Human Resources and Compensation Committee held five meetings and the Nominating/Corporate Governance Committee held four meetings. Each director serving on the Board as of March 31, 2018 attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which he or she served during the fiscal year ended March 31, 2019.
Governance is a continuing focus at Perspecta, starting with the Board and extending to all employees. We regularly solicit feedback from our shareholders on governance and executive compensation practices, and engage in ongoing discussions with various groups and individuals on governance issues and improvements. In this section, we describe some of our key governance policies and practices.
Corporate Governance Guidelines
The Board adheres to governance principles designed to assure excellence in the execution of its duties and regularly reviews the company’s governance policies and practices. These principles are outlined in Perspecta’s Corporate Governance Guidelines (“Guidelines”), which, in conjunction with our Articles of Incorporation (“Articles of Incorporation”), Bylaws (“Bylaws”), Code of Business Conduct (“Code of Conduct”), Board committee charters and related policies, form the framework for the effective governance of Perspecta.
The full text of the Guidelines, Articles of Incorporation, Bylaws, the Code of Conduct, the charters for each of the Board committees, and Perspecta’s Equity Grant Policy and Executive Compensation Clawback Policy are available on Perspecta’s website, www.perspecta.com, under About Us/Leadership and Governance/Guidelines and policies. These materials are also available in print to any person, without charge, upon request, by calling 1-703-547-0300 or writing to:
Investor Relations
Perspecta Inc.
15052 Conference Center Drive
Chantilly, VA 20151
Board Leadership Structure
Perspecta’s governing documents provide the Board flexibility to select the appropriate leadership for the Board at the time, including separating the positions of Chairman and CEO. Currently, the Board has determined that the positions of Chairman and CEO should be separate, and has elected a Chairman and a lead independent director (“Lead Independent Director”). Perspecta’s President and CEO is also a member of the Board, and works closely with our Chairman and Lead Independent Director to set meeting agendas and ensure that the Board receives high-quality reports and presentations sufficient to enable effective evaluation of the performance of the company and its management. As our Chairman is the President and CEO of DXC, Perspecta’s former parent, and therefore not independent pursuant to our Guidelines, the Board has determined that a non-independent Chairman coupled with a Lead Independent Director with broad authority and responsibility, is the most effective leadership model for Perspecta. The Board believes this leadership structure provides strong independent Board leadership and engagement, while also providing the benefit of having our CEO, who manages Perspecta’s day-to-day operations, participate in Board discussions of key business and strategic issues.
Effective June 1, 2018, J. Michael Lawrie became our Chairman. Mr. Lawrie has more than 30 years of industry experience, extensive senior-level management experience and familiarity with the global aspects of our business and operations.

In accordance with the Guidelines, the independent directors have designated Philip O. Nolan to serve as Lead Independent Director. The Lead Independent Director serves for a term of two years, and does not serve for more than two consecutive terms. As Lead Independent Director, Mr. Nolan has the following duties and responsibilities:

•	presiding over executive sessions of independent directors;

•	chairing meetings of the Board of Directors in the absence of the Chairman of the Board;

•	acting as a liaison between the independent directors and the Chairman of the Board;

•	coordinating with the Chairman of the Board regarding meeting agendas and schedules;

•	coordinating with the Chairman of the Board regarding information flow to the Board;

•	being available for consultation and communication with shareholders, as appropriate; and

•	calling meetings of the independent directors (executive sessions) as appropriate.
Perspecta’s governance processes include executive sessions of the independent directors after the conclusion of regularly scheduled Board meetings, annual evaluations by the independent directors of the CEO’s performance, succession planning, annual Board and committee self-assessments and the various governance processes contained in the Guidelines and the Board committee charters.
Director Independence
Independent Directors. The Board assesses the independence of our directors at least annually and examines the nature and extent of any relationships between the company and our directors and their affiliates. The Guidelines provide that a director is “independent” if he or she satisfies the NYSE requirements for director independence, as specified in the NYSE Listed Company Manual, and the Board affirmatively determines that the director has no material relationship with Perspecta (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Perspecta).
The Board has determined that each of the following directors are independent under the Guidelines and the NYSE listing rules: Sanju K. Bansal, Sondra L. Barbour, Lisa S. Disbrow, Glenn A. Eisenberg, Pamela O. Kimmet, Philip O. Nolan, and Michael E. Ventling.
Following the Spin-Off, Veritas nominated one individual to serve on our Board pursuant to the Side Letter Agreement. Veritas’s right to nominate one member to our Board was subject to review and approval of such individual’s nomination by our Nominating/Corporate Governance Committee, and was subject to such individual meeting our director qualification standards included in our corporate governance guidelines. This right shall continue in effect until Veritas, together with its affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding common stock of Perspecta as of the closing date of the Mergers. Ramzi M. Musallam was nominated by Veritas pursuant to the Side Letter Agreement.
Independent Director Meetings. The non-management directors and independent directors regularly meet in executive sessions after the conclusion of regularly scheduled Board meetings, and meet at such additional times as they may determine. Executive sessions are presided over by the Lead Independent Director.
Committee Independence Requirements. All members serving on the Audit Committee, Human Resources and Compensation Committee and Nominating/Corporate Governance Committee must either be “independent” as defined by the Guidelines or otherwise be eligible to be a committee member under Section 303A of the NYSE Listed Company Manual. In addition, Audit Committee members must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and each Human Resources and Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to compensation committees, be a “non-employee director” pursuant to the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). The Audit Committee, Human Resources and Compensation Committee and Nominating/Corporate Governance Committee are comprised entirely of independent members.

In accordance with Rule 10A-3 of the Exchange Act (“Rule 10A-3”) and the NYSE Corporate Governance Standards applicable to companies listing in conjunction with a spin-off transaction that were not previously required to file periodic reports with the SEC, Paul Saleh, a non-independent director, served on the Audit Committee for a transitional period of June 1, 2018 to May 1, 2019. The Board determined that reliance on this exception would not materially adversely affect the ability of the Audit Committee to act independently and satisfy the other requirements of Rule 10A-3 during the transitional period. Mr. Saleh resigned from the Audit Committee effective May 1, 2019 and his term on the Board will expire at the Annual Meeting.
Risk Oversight
We believe our Board leadership structure supports a risk management process in which senior management is responsible for our day-to-day risk-management processes and the Board provides oversight of our risk management. As part of its oversight responsibility, the Board oversees and maintains our governance and compliance processes and procedures to promote high standards of responsibility, ethics and integrity.
Management Role. In order for us to identify and mitigate our risk exposures, we have established an Enterprise Risk Management (“ERM”) function to (i) identify risks in the strategic, operational, financial reporting and compliance domains, for Perspecta as a whole, as well as for each operating unit, and (ii) evaluate the effectiveness of existing mitigation strategies. The ERM function reports to our Chief Financial Officer (“CFO”), and coordinates and reviews assessments of internal processes and controls for ongoing compliance with internal policies and legal regulatory requirements. The ERM function periodically reports potential areas of risk to the Board and its committees.
Our enterprise risk, issue and opportunity management framework is centralized under a single executive owner to facilitate consistent processes, definitions and tools to proactively address operational, financial, compliance and strategic risks, issues and opportunities.
Board Role. The Board has overall responsibility for oversight of risk and assessment of our strategic and operational risks throughout the year on an ongoing basis. Members of senior management regularly report on the opportunities and risks we face in the markets in which we conduct business.
Committee Role. In fulfilling its oversight role, the Board delegates certain risk management oversight responsibility to the Board’s committees. The committees meet regularly and report any significant issues and recommendations discussed during the committee meetings to the Board. Specifically, each committee fulfills the following oversight roles:

•
The Audit Committee oversees the accounting, financial reporting processes and related internal control framework of Perspecta and audits of the company’s financial statements and internal controls over financial reporting, and discusses our policies with respect to risk assessment and risk management.

•
The Human Resources and Compensation Committee oversees succession planning and leadership development as well as compensation plans. The Human Resources and Compensation Committee retains an independent compensation consultant to assist with its oversight responsibilities and to ensure that the compensation and benefit programs are designed in a manner that aligns Perspecta’s executive compensation program with the interests of Perspecta and its shareholders.

•
The Nominating/Corporate Governance Committee monitors the risks related to Perspecta’s governance structure and process. The Nominating/Corporate Governance Committee is responsible for overseeing the Board’s annual self-evaluation of its performance, and for the periodic review and recommendation to the Board of any proposed changes to Perspecta’s significant corporate governance documents or processes.

Board Oversight of Information Security Risk and Cybersecurity
The Board recognizes the paramount importance of safeguarding our customer and corporate data from unauthorized access or disclosure through the protection of the security and integrity of Perspecta’s information systems. The Board has devoted increased attention to the risks related to these topics in light of the complexity of ongoing efforts to integrate and optimize the information systems of the three legacy companies that comprise Perspecta. The Board and the Audit Committee are briefed regularly on the status of information technology integration activities and related risks, and the Audit Committee receives regular reports reviewing the status of the company’s information technology and cybersecurity policies, processes, practices, staffing and related risks by the Chief Information Officer and Chief Information Security Officer.

Board and Committee Self-Evaluation Process
The Board and its committees assess their performance at least annually, as part of the Board’s self-evaluation process. The Nominating/Corporate Governance Committee is responsible for overseeing the self-evaluation process and making recommendations to the Board based upon the outcome. During fiscal 2019, all members of the Board completed self-evaluations of the performance of the Board as well as the performance of any committee on which they serve. The Board and committee self-evaluations evaluated:

•	The roles and responsibilities of the Board and management, including discussion of the company’s mission, strategic plan and budget;

•	The quality of meetings including frequency, content, organization and communication between meetings;

•	Access to information, including the quality and content of presentations, access to management and legal counsel, and quality of orientation and ongoing educational materials;

•
Composition, including the criteria and selection process for director nominees, expectations regarding performance, qualification of current membership, and overall size and structure of the Board and its standing committees; and

•	The effectiveness of communication from the Board to management, and between the standing committees and the Board.
The results of these self-evaluations were presented to the Board and committees in March 2019. The Nominating/Corporate Governance Committee considered the results of these self-evaluations when evaluating its proposed nominees for director for fiscal 2020, which were presented to the Board in May 2019. In addition, in response to the feedback solicited from our Board and committees in fiscal 2019, we have implemented numerous governance enhancements including appointing Philip O. Nolan as Lead Independent Director, and scheduling additional Board education and discussion sessions on highlighted topics, including certain governance areas, ERM and cybersecurity.
Compensation and Risk
Management reviewed Perspecta’s executive and non-executive compensation programs for fiscal 2019 and determined that none of its compensation programs encouraged or created unnecessary risk-taking, and none was reasonably likely to have a material adverse effect on Perspecta. In conducting this assessment, Perspecta inventoried its executive and non-executive plans and programs and analyzed the components and design features of these programs in the context of risk mitigation. A summary of the findings of the assessment was provided to the Human Resources and Compensation Committee and the Board. Overall, Perspecta concluded that (a) Perspecta’s executive compensation programs provided a mix of awards with performance goals and design features that mitigated excessive risk-taking, (b) non-executive employee (non-sales) arrangements were primarily fixed compensation (salary and benefits) with limited incentive opportunity and did not encourage excessive risk-taking, and (c) sales force incentive compensation plans moderated risk by using metrics that focused on driving sales growth, but not at the expense of profitability. Perspecta also considered its robust executive equity ownership guidelines, clawback policy and anti-hedging policy as risk mitigating features of its executive compensation program.
Talent Management and Succession Planning
Our Human Resources and Compensation Committee and Board are responsible for reviewing succession plans. The Human Resources and Compensation Committee oversees succession planning and leadership development for Perspecta’s senior management. The Human Resources and Compensation Committee has the responsibility to review and make recommendations with respect to (a) the Board’s succession plan for the CEO and (b) the company’s succession plans for other members of senior management.
Director Education
The Board recognizes the importance of its members keeping current on Perspecta and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally offered programs.

Code of Conduct
Perspecta is committed to high standards of ethical conduct and professionalism, and our Code of Conduct confirms our commitment to ethical behavior in the conduct of all Perspecta activities and reflects our corporate values of respect, accountability, integrity, success and empowerment (RAISE). The Code of Conduct applies to all directors, all officers (including our CEO, CFO and Principal Accounting Officer) and employees of Perspecta, and it sets forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of Perspecta and customer property, and providing a proper and professional work environment. We maintain a worldwide toll-free and internet-based helpline, the Perspecta HelpLine, which employees can use to communicate any ethics-related concerns, and we provide training on ethics and compliance topics for all employees. The Perspecta HelpLine is administered by a third-party provider. The ethics and compliance function resides in the Ethics and Compliance Office as part of the Office of General Counsel, and is managed by Perspecta’s Chief Ethics and Compliance Officer.
In the event Perspecta amends the Code of Conduct or waives any provision of the Code of Conduct applicable to our CEO, CFO and Principal Accounting Officer that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K, we intend to disclose these actions on our website.
Board Diversity
The Nominating/Corporate Governance Committee is responsible for developing and recommending to the Board the appropriate qualifications including specific qualities or skills sought for Board members in the context of our business and then-current membership on the Board. Of our 10 director nominees, three are female, two are veterans, and one identifies as diverse from a race and ethnicity perspective.
Mandatory Retirement of Directors
Under our Bylaws, directors must retire by the close of the first Annual Meeting of shareholders held after they reach age 72, unless the Board determines that it is in the best interests of Perspecta and its shareholders for the director to continue to serve until the close of a subsequent annual meeting.
Resignation of Employee Directors
Under the Guidelines, the CEO must offer to resign from the Board when he or she ceases to be a Perspecta employee.
Virtual Shareholders Meeting
We have elected to hold our annual meeting of shareholders virtually, via live webcast and online shareholder tools. We have implemented the virtual annual meeting format in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. We believe this is the right choice for Perspecta, not only bringing cost savings to the company and shareholders, but also increasing the ability to engage with all shareholders, regardless of size, resources, or physical location. We are sensitive to concerns regarding virtual meetings, generally from investor advisory groups and other shareholder rights advocates, who have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, our virtual format is designed to enhance, rather than constrain, shareholder access to and participation in our annual shareholder meeting. For example, through the online shareholder tools, shareholders can communicate with us during the meeting so they can ask any questions of our Board or management. We do not place restrictions on the type or form of questions that may be asked, although we reserve the right to edit profanity or other inappropriate language for publication. We have committed to publishing and answering each question received, following the meeting. Although the live webcast is available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available on our investor relations site for a limited period of time following the meeting.
Communicating with the Board
Shareholders and other parties may communicate with our Board, any director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Communications should be addressed to our Corporate Secretary at Perspecta Inc., 15052 Conference Center Drive, Chantilly, VA

20151. Depending on the nature of the communication, the correspondence either will be forwarded to the director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any director or committee of our Board. For further information, refer to the “Contact the Board” section under the heading “About us - Leadership and governance” on our website www.perspecta.com.

Committees of the Board

As of the date of this proxy statement, the Board has 11 directors and three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Nominating/Corporate Governance Committee.
Pursuant to our governing documents, each director serving on the Audit Committee, Human Resources and Compensation Committee or Nominating/Corporate Governance Committee must be independent.
In addition:

•
Each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Audit Committee. The Board has determined that each member of the Audit Committee satisfies all applicable requirements for membership on the committee

•	Each member of the Audit Committee qualifies as an “audit committee financial expert,” for purposes of the rules of the SEC, and all members of the Audit Committee are financially literate.

•
Each member of the Human Resources and Compensation Committee meets the heightened independence criteria under the rules and regulations of the NYSE and SEC relating to compensation committees, be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each member of the Human Resources and Compensation Committee satisfies all applicable requirements for membership on the committee.

•	The current committee membership, the number of meetings during the last fiscal year and the function of each of the standing committees are described below.
Audit Committee

Current Members	Primary Responsibilities	Number of Fiscal 2019 Meetings
Michael E. Ventling (Chair) Sondra L. Barbour Lisa S. Disbrow Glenn A. Eisenberg
●  Oversee Perspecta’s accounting and financial reporting processes and related internal control framework and audits of the company’s financial statements and internal controls over financial reporting.
●   Assist the Board in its oversight of:
    ●  the integrity of the company’s financial statements;
    ●   the company’s compliance with legal and regulatory requirements;
    ●  the independent auditor’s qualifications and independence; and
    ●   the performance of the company’s internal audit function and independent auditors.
●  Review any “related party transactions” in accordance with the terms of Perspecta’s policy on related person transactions.
●  Prepare the Audit Committee report for inclusion in our annual proxy statement.
9
Anyone with questions or complaints regarding accounting, internal accounting controls, or auditing matters may communicate them to the Perspecta Ethics and Compliance Office and our Audit Committee by contacting Perspecta’s HelpLine on the company’s website, www.perspecta.com, under About Us/Ethics and social responsibility. Calls may be confidential or anonymous. Questions and complaints marked for the Audit Committee are forwarded to the Committee’s chairman for its review, and reviewed and addressed, as appropriate, by Perspecta’s General Counsel, the Chief Ethics and Compliance Officer, the Vice President of Internal Audit, or the Principal Accounting Officer. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern communicated to it. The Code of Conduct makes clear Perspecta’s zero tolerance position on matters of retaliation by management or anyone against Perspecta employees for any report or communication made in good faith through the Perspecta Helpline.
Human Resources and Compensation Committee

Current Members	Primary Responsibilities	Number of Fiscal 2019 Meetings
Pamela O. Kimmet (Chair) Sanju K. Bansal Philip O. Nolan	● Assist the Board in determining the performance and compensation of the CEO and the compensation of the non-management directors. ● Discharge the responsibilities of the Board with respect to the compensation of other executives. ● Administer our incentive stock plans. ● Oversee succession planning and leadership development for our senior management. ● Report on executive compensation for inclusion in our annual proxy statement.	5
Human Resources and Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources and Compensation Committee, was at any time during fiscal 2019, or at any other time, one of Perspecta’s officers or employees. Further, none of the members of the Human Resources and Compensation Committee during fiscal 2019 had any relationship with Perspecta requiring disclosure under “Certain Relationships and Related Person Transactions” in this proxy statement. No executive officer of Perspecta served on the compensation committee or board of any company that employed any member of the Perspecta Human Resources and Compensation Committee or Board.
Nominating/Corporate Governance Committee

Current Members	Primary Responsibilities	Number of Fiscal 2019 Meetings
Philip O. Nolan (Chair) Sanju K. Bansal Sondra L. Barbour
● Identify and recommend to the Board the slate of individuals to be nominated for election as directors.
● Develop and recommend to the Board qualifications for director nominees.
● Develop process for identifying and evaluating director nominees and identify and recommend individuals to fill Board vacancies.
● Recommend to the Board directors to serve as members and chair of each committee of the Board.
● Review and recommend to the Board appropriateness of director’s continued service in circumstances such as material change in director’s job responsibility.
● Oversee orientation of new directors and education of all directors.
● Oversee the Board’s annual self-evaluation of its performance.
● Periodically review and recommend to the Board proposed changes to size, structure and operations of the Board and its committees.
● Periodically review and recommend to the Board proposed changes to our significant corporate governance documents.
4

Audit Committee Report
The Audit Committee reviewed and discussed with management and Deloitte & Touche, Perspecta’s independent auditors, Perspecta’s audited financial statements for the fiscal year ended March 31, 2019 and management’s assessment of the effectiveness of Perspecta’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors the materials required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from Deloitte & Touche the written disclosures and the letter required by the applicable requirements of the PCAOB, and discussed with them their independence.
Based on such review and discussions, the Audit Committee recommended to the Board, and the Board approved the inclusion of the audited financial statements of Perspecta in Perspecta’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for filing with the SEC.
The Audit Committee also appointed Deloitte & Touche as Perspecta’s independent auditors for the fiscal year ending March 31, 2020, and recommended to the Board of Directors that such appointment be submitted to our shareholders for ratification.
Michael E. Ventling, Chair
Sondra L. Barbour
Lisa S. Disbrow
Glenn A. Eisenberg
Director Compensation

Fiscal 2019 Director Retainers and Fees[1]	($)
Annual Retainer[2]	75,000
Annual Equity Award[3]	135,000
Board Chairman Retainer[2]	100,000
Audit Committee Chairman Retainer[2]	25,000
Lead Independent Director Retainer[2]	25,000
Human Resources and Compensation Committee Chairman Retainer[2]	20,000
Nominating/Corporate Governance Committee Chairman Retainer[2]	15,000
Audit Committee Member Retainer[2]	12,500
Human Resources and Compensation Committee Member Retainer[2]	10,000
Nominating/Corporate Governance Committee Member Retainer[2]	7,500
1	All amounts listed in this table are annual amounts, for a one-year term of service. Actual compensation will be pro-rated for services between June 1, 2018 and the first annual meeting date.
2
Amounts payable in cash could be deferred pursuant to the Deferred Compensation Plan, a nonqualified plan pursuant to which directors may elect to defer their cash fees until retirement from the Board or a specified future date. No directors elected to defer compensation pursuant to the Deferred Compensation Plan during fiscal 2019.

3
The Annual Equity Award is designed to be payable in the form of RSUs scheduled to vest in full at the earlier of (i) the first anniversary of the grant date or (ii) the first annual meeting date. The restricted stock units are redeemed for Perspecta stock and dividend equivalents in cash either at that time or, if an RSU deferral election form is submitted, upon the later date or event elected by the director. No directors elected to defer equity compensation during fiscal 2019.

The following table sets forth for each individual who served as a non-employee director of Perspecta during fiscal 2019 certain information with respect to compensation paid to them by Perspecta in fiscal 2019.

Name	Fees Earned[1] or Paid in Cash ($)	Stock Awards[2] ($)	Total ($)
Sanju K. Bansal	76,901	163,944	240,845
Sondra L. Barbour	78,979	163,944	242,923
Lisa S. Disbrow	72,744	163,944	236,688
Glenn A. Eisenberg[3]	—	—	—
Pamela O. Kimmet	78,979	163,944	242,923
J. Michael Lawrie	145,488	163,944	309,432
Ramzi M. Musallam[4]	—	—	—
Philip O. Nolan	83,136	163,944	247,080
Biggs C. Porter[5]	36,000	—	36,000
Paul N. Saleh[6]	70,253	163,944	234,197
Michael E. Ventling[7]	47,556	114,452	162,008
1	Reflects all cash compensation earned during fiscal 2019, whether or not payment was deferred pursuant to the Deferred Compensation Plan.
2
Reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Compensation - Stock Compensation (“FASB ASC Topic 718”) in connection with the RSUs granted during fiscal 2019. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Note 1 to the Consolidated Financial Statements in the 2019 Annual Report providing details of Perspecta’s accounting under FASB ASC Topic 718.
Following the Spin-Off, each non-employee director received a pro-rated annual equity retainer grant of RSUs on July 16, 2018, determined by (i) dividing $135,000 by the closing price of our common stock on the grant date (November 15, 2018 ($22.01) for Mr. Ventling and July 16, 2018 ($22.77) for all other directors), (ii) multiplying such result by a fraction, the denominator of which is 365 and the numerator of which is the number of days between that person’s appointment to the Board and the first annual meeting date, and (iii) rounding to the nearest multiple of 100. This resulted in grants of 5,200 shares to Mr. Ventling vesting on August 13, 2019, and 7,200 to all other directors vesting on July 16, 2019.

3	Mr. Eisenberg was appointed to the Board on May 21, 2019.
4	Mr. Musallam has declined to accept compensation for serving as a director.
5	Mr. Porter resigned from the Board on October 9, 2018. The granted RSUs were forfeited on the date of termination.
6	Mr. Saleh served as a member of the Audit Committee for a transitional period of June 1, 2018 to May 1, 2019. Mr. Saleh’s term will expire at the Annual Meeting.
7	Mr. Ventling was appointed to the Board on October 9, 2018.
The aggregate number of unvested Perspecta stock awards outstanding for each Perspecta director at March 31, 2019 were as follows:

Name	Aggregate Unvested Stock Awards Outstanding as of March 31, 2019
Sanju K. Bansal	7,200
Sondra L. Barbour	7,200
Lisa S. Disbrow	7,200
Glenn A. Eisenberg	—
Pamela O. Kimmet	7,200
J. Michael Lawrie	7,200
Ramzi M. Musallam	—
Philip O. Nolan	7,200
Biggs C. Porter	—
Paul N. Saleh	7,200
Michael E. Ventling	5,200
Equity Ownership Guidelines
Under equity ownership guidelines adopted by the Board, Board members, other than the CEO, have an equity ownership requirement of five times their annual retainer to be achieved over a five-year period. Our CEO is subject to an equity ownership requirement of five times his annual salary. Restricted stock units, as well as directly held shares, are taken into account for purposes of determining whether requirements have been met. Equity ownership guidelines for the executive officers, including the CEO, are described under “Compensation Discussion and Analysis-Additional Compensation Policies-Equity Ownership Guidelines.”

Security Ownership of Certain Beneficial Owners and Management
Security Ownership
The following table provides information on the beneficial ownership of our common stock as of June 17, 2019, by:

•	each person or group believed by the company to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our NEOs;

•	each of our directors; and

•	all executive officers and directors, as a group.
Applicable percentages are based on 162,599,092 shares outstanding on June 17, 2019, adjusted as required by rules promulgated by the SEC. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, and the address of each person or group is c/o Perspecta, 15052 Conference Center Drive, Chantilly, VA 20151.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Veritas Capital Fund Management, L.L.C. 9 West 57th Street, 29th Floor New York, NY 10019	23,273,341[1]	14.31%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,488,415[2]	10.14%
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	13,321,071[3]	8.19%
John M. Curtis	9,578	*
John P. Kavanaugh	53,544	*
James L. Gallagher	14,208[4]	*
Tammy M. Heller	—	*
William G. Luebke	4,474[5]	*
J. Michael Lawrie	292,757[6]	*
Ramzi M. Musallam	23,273,341[7]	14.31%
Sondra L. Barbour	7,200[8]	*
Sanju K. Bansal	7,200[8]	*
Lisa S. Disbrow	7,200[8]	*
Glenn A. Eisenberg	1,400[9]	*
Pamela O. Kimmet	7,200[8]	*
Philip O. Nolan	25,725[8]	*
Paul N. Saleh	77,076[8]	*
Michael E. Ventling	5,200[10]	*
All executive officers and directors as a group (15 persons)	23,786,103[11]	14.62%
* Less than 1%.
1
Based solely on the most recently available Schedule 13D filed by The SI Organization Holdings LLC (“SI”), The Veritas Capital Fund IV, L.P. (“Fund IV”), Veritas Capital Partners IV, L.L.C. (“Fund IV LLC”), and Ramzi M. Musallam with the SEC on June 6, 2018. The Schedule 13D provides that Fund IV LLC is the general partner of Fund IV, which has certain rights in respect of SI. Mr. Musallam is the CEO and Managing Partner of Fund IV LLC and Veritas Capital Partners III, L.L.C. (“Fund III LLC”), which is the general partner of The Veritas Capital Fund III, L.P., which is the managing member of KGS LLC. SI holds 18,877,244 shares of Perspecta common stock. Each of SI, Fund IV (including on the basis of its power to appoint all of the members of the board of managers of SI), and Fund IV LLC (including on the basis of Fund IV LLC serving as the general partner of Fund IV) may be deemed to beneficially own and share the power to dispose of such shares. Mr. Musallam may be deemed to beneficially own and share the power to vote and dispose of the 18,877,244 shares of Perspecta common stock held directly by SI and an additional 4,396,097 shares of common stock held directly by KGS LLC, including on the basis of Mr. Musallam serving as the CEO and Managing Partner of Fund IV LLC and Fund III LLC.

2
Based solely on the most recently available Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 31, 2019 regarding Perspecta. The Schedule 13G regarding Perspecta provides that (i) BlackRock is a parent holding company or control person and (ii) BlackRock, through its subsidiaries identified therein, had sole voting power over 16,048,894 shares of Perspecta and sole dispositive power over 16,488,415 shares of Perspecta.

3
Based solely on the most recently available Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019 regarding Perspecta. The Schedule 13G regarding Perspecta provides that Vanguard has sole voting power over 141,347 shares of Perspecta, shared voting power over 23,666 shares of Perspecta, sole dispositive power over 13,170,158 shares of Perspecta and shared dispositive power over 150,913 shares of Perspecta.

4	The total number of shares listed as beneficially owned by Mr. Gallagher includes options to purchase 12,742 shares of common stock.
5	The total number of shares listed as beneficially owned by Mr. Luebke includes 4,474 shares of unvested RSUs which are anticipated to vest within 60 days of June 17, 2019.
6
The total number of shares listed as beneficially owned by Mr. Lawrie includes 7,200 shares of unvested RSUs which are anticipated to vest within 60 days of June 17, 2019, and include 285,557 shares of common stock held in Kimberley Lawrie Trust, in which Mr. Lawrie has an indirect ownership.

7
Mr. Musallam is a member of our Board of Directors and is also the CEO and Managing Partner of Veritas Capital. Mr. Musallam may be deemed a beneficial owner of the shares of common stock beneficially owned by Veritas Capital and its affiliated investment funds and certain co-investors. See footnote 1 above.

8
The total number of shares listed as beneficially owned by Messrs. Bansal, Nolan and Saleh, and Ms. Barbour, Disbrow and Kimmet includes 7,200 shares of unvested RSUs for each one of them, which are anticipated to vest within 60 days of June 17, 2019.

9	The total number of shares listed as beneficially owned by Mr. Eisenberg includes 1,400 shares of unvested RSUs, which are anticipated to vest within 60 days of June 17, 2019.
10	The total number of shares listed as beneficially owned by Mr. Ventling includes 5,200 shares of unvested RSUs, which are anticipated to vest within 60 days of June 17, 2019.
11
The executive officers and directors, as a group, have sole voting and investment power with respect to 23,786,103 shares. Includes 61,474 shares of common stock subject to vest within 60 days of June 17, 2019. Includes 12,742 shares of common stock that may be acquired pursuant to the exercise of employee stock options within 60 days of June 17, 2019. These shares have been deemed to be outstanding in computing the Percentage of Class.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Perspecta directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Perspecta common stock and other equity securities of Perspecta. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of information furnished to Perspecta, reports filed through Perspecta and representations that no other reports were required, all of Perspecta’s executive officers, directors and greater than 10% beneficial owners, filed the reports required under Section 16(a) on a timely basis for the fiscal year ended March 31, 2019, except that one Form 3 to report the initial beneficial ownership of securities for Michael E. Ventling was not filed on a timely basis due to administrative error, and one Form 4 to report one award was filed a day late for each of Sanju K. Bansal, Sondra L. Barbour, John M. Curtis, Lisa S. Disbrow, Tammy M. Heller, James L. Gallagher, John P. Kavanaugh, Pamela O. Kimmet, J. Michael Lawrie, William G. Luebke, Philip O. Nolan, Biggs C. Porter, and Paul N. Saleh due to administrative error.

Certain Relationships and Related Person Transactions
Related Person Transaction Policy
The Board has adopted a written policy requiring Audit Committee approval of certain transactions involving directors, director nominees, executive officers, beneficial owners of more than 5% of Perspecta common stock, and immediate family members of any such persons (a “Related Person”), where the amount involved exceeds $120,000 (such a transaction, a “Related Person Transaction”). From June 1, 2018 through December 13, 2018, this activity was conducted by the Nominating/Corporate Governance Committee. In light of the nature of the activity, and its interrelation with the review of other disclosures in the Corporation’s financial statements, the Board, based upon the recommendation of the Nominating/Corporate Governance Committee and Audit Committee, transferred responsibility for review and approval of related person transactions to the Audit Committee.
The Audit Committee is responsible for administering the Related Person Transaction policy, in consultation with the Office of General Counsel or outside counsel, as appropriate. In determining whether to approve or ratify a Related Person Transaction under the policy, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether there are any compelling business reasons for Perspecta to enter into the transaction and the nature of alternative transactions, if any; whether the transaction would impair the independence or eligibility for committee service of an otherwise independent director or nominee for director; whether Perspecta was notified about the transaction before its commencement and if not, why pre-approval (as described below) was not sought and whether subsequent ratification would be detrimental to Perspecta; whether the transaction would present an improper conflict of interest for any director, nominee for director or executive officer of Perspecta, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship; and whether entering into the transaction would be consistent with Perspecta’s code of conduct. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Audit Committee.
The Board has delegated to the Chair of the Audit Committee, or in certain cases, the Lead Independent Director, the authority to pre-approve or ratify Related Person Transactions of up to $1,000,000, in accordance with the company’s Related Person Transaction policy. In addition, certain categories of Related Person Transactions have been deemed to have been reviewed in advance and pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, including:

•	Compensation to an Executive Officer where the Human Resources and Compensation Committee has approved (or recommended that the Board approve) such compensation;

•	Compensation to a director for services as a director if the Board has approved such compensation;

•	Transactions available to all employees generally;

•
Transactions where the Related Person’s interest arises solely from the ownership of Perspecta’s common shares and all holders of the common shares receive the same benefit on a pro rata basis (e.g., dividends);

•	Transactions with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•
Transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the Related Person’s only relationship is as a director or beneficial holder of less than 10% of the other company’s equity interests; and

•
Charitable contributions to an organization in an amount that does not exceed the greater of $1 million or 2% of the charitable organization’s annual receipts, where the related person has an interest in the charity only as an employee (other than an officer) or director.

Fiscal 2019 Related Person Transactions
We enter into commercial transactions with many entities for which our directors serve as directors and/or executive officers in the ordinary course of our business. In fiscal 2019, all of those transactions were pre-approved transactions as defined above, or were approved or ratified by the Audit Committee. Perspecta considers all pre-approved or ratified transactions to have been at arm’s length, and does not believe that any of our directors had a material direct or indirect interest in any such commercial transactions.
Agreements with DXC
On May 31, 2018, Perspecta became an independent company through consummation of the Spin-Off. Prior to DXC’s distribution of the shares of Perspecta common stock on a pro rata basis to the record holders of DXC common stock (“Distribution”), DXC undertook a series of internal transactions, following which Perspecta held the businesses constituting the U.S. Public Sector segment of DXC and its combined subsidiaries (“USPS”), as described in Perspecta’s Registration Statement on Form 10 filed with the SEC on April 30, 2018.
DXC does not have an ownership interest in Perspecta following the Spin-Off, and we operate independently of DXC, apart from certain intellectual property licenses and understandings related to each company’s obligations to pursue business jointly with the other company in the other’s field. In addition, our Chairman of the Board, J. Michael Lawrie, currently serves as the Chairman, President and CEO of DXC. In order to govern the ongoing relationships between us and DXC after the Spin-Off and to facilitate an orderly transition, we and DXC entered into agreements providing for various services and rights following the Spin-Off and under which we and DXC agreed to indemnify each other against certain liabilities arising from our respective businesses. The descriptions below briefly summarize the agreements with DXC. The aggregate payments to DXC under these agreements in fiscal 2019 totaled approximately $74 million.

•
Separation and Distribution Agreement. The Separation and Distribution Agreement (“SDA”) sets forth, among other things, our agreements with DXC regarding the principal actions to be taken in connection with the Spin-Off. For example, the SDA provides that (1) DXC and we will be restricted from engaging in certain business activities in certain areas of the U.S. state and local government field, (2) DXC will be restricted from engaging in business activities in the U.S. federal government field and (3) we will be restricted from engaging in business activities in the commercial field, each for a period of two years after the Distribution. The SDA also provides that we and DXC will indemnify the other and certain affiliates and related persons against certain liabilities incurred in connection with the Spin-Off and our and DXC’s respective businesses. These indemnities are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of DXC’s business with DXC.

•
Transition Services Agreement. The Transition Services Agreement provides for specified transitional services between us and DXC. This agreement contains typical provisions disclaiming liability and warranties by each party, and a limited mutual indemnity providing that each party will indemnify the other for losses resulting from such party’s gross negligence or willful misconduct. Only a few activities related to collections and cash management support and misdirected cash support remain active under this agreement.

•
Tax Matters Agreement. The Tax Matters Agreement governs the respective rights, responsibilities and obligations of DXC and us with respect to all tax matters and includes restrictions designed to preserve the tax-free status of the Distribution. This agreement also provides special rules for allocating tax liabilities in the event that the Spin-Off is not tax-free. The agreement provides for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business and may discourage or delay a change of control that shareholders may consider favorable. Pursuant to the agreement, we have agreed to indemnify DXC for any tax liabilities resulting from a breach of such covenants or certain other actions.

•
Employee Matters Agreement. The Employee Matters Agreement addresses employment, compensation and benefits matters, including treatment of equity incentive awards. The agreement addresses the allocation and treatment of assets and liabilities arising out of employee compensation and benefits programs in which our employees participated prior to the Distribution.

•
Real Estate Matters Agreement. The Real Estate Matters Agreement governs the respective rights and responsibilities between us and DXC following the Spin-Off with respect to real property used by us that is not owned by us or leased by us directly from a third party, including the allocation of space within shared facilities and the allocation of standalone facilities between us and DXC.

•
Intellectual Property Matters Agreement. The Intellectual Property Matters Agreement (“IPMA”) with DXC grants each party a perpetual, royalty-free, non-assignable license to certain proprietary intellectual property (“IP”) owned by the party as a result of the Spin-Off to the other party for use in the conduct of the other party’s business as of the Spin-Off. Upon termination or expiration of the IPMA, we will only be entitled to access and use the then-current versions of the licensed DXC products in our possession. Any additional rights to use other DXC products, improvements or proprietary rights will negotiated by the parties in good faith on commercially reasonable arm’s-length terms. In addition, any improvements we make to such IP or derivative works of such IP that we develop during the five-year term of the agreement will be assigned to DXC and licensed back to us subject to the same limitations on use. All licenses granted to us by DXC will not extend to any acquiring party of our business, and will be limited to the Perspecta entities that are subsidiaries prior to such acquisition. If either we or DXC divest any portion of our businesses or acquire a new business, the licenses granted under the IPMA may follow such divested business or extend to such newly acquired business, provided the licensed party adheres to all restrictions on the relevant license, notably the relevant licensed fields of each party.

•
Commercial License Agreements. In addition to the IPMA, we have commercial license agreements with DXC, under which each party licenses to the other party certain other software products and software components and related processes, documentation and materials, as well as the trademarks associated with such products, for use in the other party’s business. The licenses are royalty-bearing, non-exclusive, non-assignable and limited to specified uses. The license terms are five years, and may be renewed or extended, at the licensee’s election, for additional periods with respect to some or all of the items licensed to the party. Under the commercial license agreements, the annual license fee payable to DXC is $8 million and the annual license fee payable to Perspecta is $5 million. If either we or DXC divest any portion of our businesses or acquire a new business, the licenses granted under the commercial license agreements may follow such divested business or extend to such newly acquired business, provided the licensed party adheres to all restrictions on the relevant license, notably the relevant licensed fields of each party.

•
Master Partnered Product and Services Agreement. In connection with the field of use restrictions under the SDA and the various license agreements with DXC, we have a Master Partnered Product and Services Agreement (“MPPSA”) with DXC setting forth the parties’ understandings regarding the performance or sale by a party of products and services in the other party’s field. The MPPSA permits Perspecta to continue to perform services in support of certain commercial customers of the legacy business of Vencore HC, KGS HC and their respective subsidiaries existing at or entered into shortly after the closing date of the Mergers; and permits DXC to perform services in support of a subcontract supporting a U.S. federal government customer. In addition, the MPPSA provides a framework under which the parties would cooperate in the preparation of proposals or offerings to future cross-field customers. Financial terms of any particular engagement under the agreement would be as set forth in statements of work to be mutually negotiated by the parties.

•
Non-U.S. Agency Agreement. Pursuant to the Non-U.S. Agency Agreement, we appointed, for a period of five years, DXC as our exclusive agent outside the U.S. for certain non-U.S. government customers subject to certain exceptions for U.S. government contracts in support of non-U.S. government customers or U.S. government sponsored or financed military sales. Under the agreement, DXC agreed to refer to us certain opportunities outside the U.S. that DXC determines, in its sole discretion, would be within our core competency and better handled by us than by DXC or anyone else.

•
Information Technology Service Agreement. Pursuant to the Information Technology Service Agreement, DXC provides to us specified outsourced infrastructure and application technology services for our internal end use, which are a subset of certain corporate services provided by DXC to USPS prior to the Spin-Off. The agreement contains typical market-standard provisions around the provision and termination of such services as well as those disclaiming liability and requiring the provision of indemnities and warranties by each party.

•
Master Subcontract Agreement. The Master Subcontract Agreement addresses the services provided to us by DXC, as a subcontractor, that we are required to provide to a small set of clients of ours pursuant to our agreements with such clients existing prior to the Spin-Off. The types and amounts of services provided by DXC varies by client (but in all cases is less than the majority of the services required to be provided by us) and includes infrastructure, application and mainframe-based technology services.
Agreement with Veritas Capital
As discussed above, on May 31, 2018, Perspecta became an independent company through the Spin-Off. Following the Spin-Off, Perspecta completed the Mergers, pursuant to the Agreement and Plan of Merger, dated as of October 11, 2017, by and among DXC, Perspecta (formerly Ultra SC Inc.), Ultra First VMS Inc., Ultra Second VMS LLC, Ultra KMS Inc., Vencore HC, KGS HC, SI and KGS Holding LLC (“Merger Agreement”). As consideration for the Mergers, Perspecta paid affiliates of Veritas Capital $400 million in cash and approximately 14% of the total number of shares of Perspecta common stock outstanding immediately after the Mergers (on a fully diluted basis, excluding certain unvested equity incentive awards).
Side Letter Agreement
In connection with the Mergers, Perspecta, Veritas Capital, and the stockholders of Vencore HC and KGS HC entered into a Side Letter Agreement granting Veritas Capital and its affiliates certain registration rights, establishing a lock-up arrangement, establishing a standstill obligation of Veritas Capital, its controlled affiliates and its and their respective representatives and granting certain director nomination rights to Veritas Capital (“Side Letter Agreement”). The following is a summary of material provisions of the Side Letter Agreement. This summary is qualified in its entirety by reference to the full text of the Side Letter Agreement, which is filed as Exhibit 10.1 to the Annual Report on Form 10-K for the period ended March 31, 2018 filed with the SEC on June 29, 2018.
Registration Rights. In accordance with the terms of the Side Letter Agreement, we filed a prospectus as part of a shelf registration statement with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders identified in the prospectus may, from time to time, offer and sell the shares described in the prospectus in one or more offerings. Among other things, we are required to keep this registration statement continuously effective in accordance with the terms of the Side Letter Agreement, and provide customary “piggyback” registration rights.
Lock-Up. Pursuant to the terms of the Side Letter Agreement, Veritas Capital agreed that it would not, for a period commencing on the closing date of the Mergers and ending on January 1, 2019 (“Initial Date”), and would not cause its controlled affiliates to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock (each of such actions, a “Transfer”) whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.
Additionally, Veritas Capital agreed that it will not, and will cause its controlled affiliates including the Vencore Stockholder and the KeyPoint Stockholder not to, for a period commencing on the Initial Date and ending on April 1, 2019, effect any Transfer that would involve an aggregate amount (with all other Transfers) during such three-month period more than one-third of the total number of shares of Perspecta common stock issued as merger consideration to the Vencore Stockholder and the KeyPoint Stockholder pursuant to the terms of the Merger Agreement.
These Lock-Up periods have now expired.
Standstill. Veritas Capital agreed that for a period commencing on the date of the Merger Agreement and ending on the earlier of (1) the first date that Veritas Capital and its controlled affiliates collectively no longer own more than 5% of the total outstanding shares of Perspecta common stock, (2) a material breach of the director nomination rights described below if such material breach has not been or is incapable of being cured within 10 days after receipt of written notice and (3) upon certain change of control type events, none of Veritas Capital, its controlled affiliates or any of their respective representatives acting on its behalf will in any manner, directly or indirectly or alone or in concert with any other person (in each case except as approved by Perspecta or as contemplated by the Side Letter Agreement or any other transaction agreement):

•
effect or consummate or seek, agree, offer or propose to effect or consummate, or announce any intention to effect or consummate or cause or participate in or in any way assist, facilitate or encourage any other person to effect or consummate or seek, agree, offer or propose to effect or consummate or participate in: (1) any acquisition of any economic interest in, or any direct or indirect right to direct the voting or disposition of, any securities of Perspecta, or rights or options to acquire any securities of Perspecta, or any assets, indebtedness or businesses of Perspecta or any of its affiliates; (2) any tender or exchange offer, merger or other business combination involving Perspecta or any of its affiliates or assets of Perspecta or its affiliates constituting a significant portion of the consolidated assets of Perspecta or any of its affiliates; or (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Perspecta or any of its affiliates;

•	make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Perspecta;

•
initiate, induce or attempt to induce, cooperate or collaborate with, any other person, entity or group in connection with, any shareholder proposal or withhold vote campaigns or tender offers for equity securities of Perspecta, any change of control of Perspecta or the convening of a meeting of Perspecta’s shareholders;

•	form, join or in any way participate in a group with respect to Perspecta in respect of any securities of Perspecta;

•
except pursuant to the director nomination rights described below, otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies or to obtain representation on the board of directors of Perspecta;

•	bring any action or otherwise act to contest the validity of this covenant;

•
advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to, any of the activities set forth in this covenant;

•	publicly disclose any intention, plan or arrangement, or take any action, inconsistent with any of the foregoing; or

•
take any action with respect to Perspecta that would or would reasonably be expected to require Perspecta to make a public announcement regarding (1) such action, (2) any of the types of matters set forth in this covenant, (3) the matters set forth in the Merger Agreement, or (4) the possibility of Veritas Capital or any other person acquiring control of Perspecta, whether by means of a business combination or otherwise.

Director Nomination Right. Veritas Capital has the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by Perspecta’s Nominating/Corporate Governance Committee and subject to such individual meeting Perspecta’s director qualification standards included in our Corporate Governance Guidelines, to serve on the Board of Directors. These foregoing provisions shall continue in effect until Veritas Capital, together with its affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding common stock of Perspecta as of May 31, 2018.
Annual Advisory Fee
Pursuant to an advisory agreement between Veritas Capital and Vencore, Inc., Vencore, Inc., a subsidiary of Vencore HC, paid certain annual advisory fees to Veritas Capital. During fiscal 2019, Vencore, Inc. paid $1,416,065 to Veritas Capital for outstanding fees owed to Veritas Capital for its 2016 annual management fee.
Other Agreements
James J. Kavanaugh, the brother of our CFO, is the CFO of International Business Machines Corporation (“IBM”). From time to time, we engage in transactions with IBM relating to the supply of hardware, labor and support services by IBM to Perspecta. Payments to IBM under these contracts were approximately $69 million since April 1, 2018, and the majority of such transactions were entered into prior to the appointment of John P. Kavanaugh as the Perspecta CFO on May 31, 2018. We believe that all such arrangements have been entered into in the ordinary course of business, have been conducted on an arm’s-length basis and do not represent a material interest to James J. Kavanaugh.

Executive Compensation
Report of the Human Resources and Compensation Committee
The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed this CD&A with management. Based on this review and discussion, it has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K filed for the fiscal year ended March 31, 2019.
Pamela O. Kimmet, Chair
Sanju K. Bansal
Philip O. Nolan
Compensation Discussion and Analysis
The CD&A describes the objectives, principles, and process the Human Resources and Compensation Committee of the Board used to evaluate the executive compensation program and determine fiscal 2019 compensation for our executive officers, including the NEOs identified below. The following table presents information concerning the NEOs and their titles following the Spin-Off and Mergers:

NEO	Age	Year First Appointed	Title
John M. Curtis	62	2018	Director, President and CEO
John P. Kavanaugh	57	2018	Senior Vice President and CFO
James L. Gallagher	52	2018	Senior Vice President, General Counsel and Secretary
Tammy M. Heller	46	2018	Senior Vice President and Chief Human Resources Officer
William G. Luebke	52	2018	Senior Vice President, Principal Accounting Officer and Controller
Mr. Curtis, Ms. Heller and Mr. Luebke were not employed by DXC prior to the Spin-Off and Mergers. Compensation information that follows for each of Mr. Curtis, Ms. Heller, and Mr. Luebke is specific to the period of June 1, 2018 through the end of our fiscal year on March 31, 2019. Messrs. Kavanaugh and Gallagher were both employees of DXC prior to the Spin-Off and Mergers. The compensation information that follows for Mr. Kavanaugh and Mr. Gallagher includes historical DXC compensation covering the first two months of DXC’s fiscal year beginning April 1, 2018, and ending on May 31, 2018, the day prior to the Spin-Off and Mergers. The historical DXC compensation was determined primarily by DXC’s senior management prior to the Spin-Off.
Purpose
The purpose of this CD&A is to provide our shareholders with an understanding of our approach to compensation paid to our NEOs following the Spin-Off and Mergers for fiscal 2019, and the historical compensation paid by DXC to our executive officers who were employees of DXC prior to the Spin-Off.
Executive Summary
On June 1, 2018, Perspecta launched as a public company, bringing together the U.S. public sector business of DXC, and two Veritas Capital portfolio companies, Vencore HC and KeyPoint Government Solutions, Inc. The deal created one of the largest pure play government services providers and a growth platform for some of the most iconic names in the history of government services. In its first year, Perspecta has proven itself a leader in combining enterprise information technology and mission services to serve the needs of the U.S. public sector.
Our executive compensation program is designed to support the growth and development of the newly formed company and align with shareholder interests. Pay for performance and market competitiveness are the cornerstones: we set target pay to be competitive with the market so we can attract and retain key leadership talent, and we reward executives for strong financial and operational performance that reflects our corporate values of respect, accountability, integrity, success and empowerment.
This executive summary gives an overview of our executive compensation program, our fiscal 2019 performance, and the impact our performance had on the compensation for our NEOs for fiscal 2019.

Fiscal 2019 Business and Financial Highlights
Our business performance in fiscal 2019 was strong, and we exceeded our initial guidance for the year on every metric as shown in the table below:

Measure	Fiscal 2019 Original Guidance	Fiscal 2019 Performance	Over Performance
Pro Forma Revenue	$4.15 billion to $4.25 billion	$4.27 billion	+ $0.02 billion to $0.12 billion
Pro Forma Adjusted Diluted Earnings per Share	$1.80 to $1.95	$2.00	+ $0.20 to $0.05
Pro Forma Adjusted Free Cash Flow Conversion	90%+	127%	+ 37%
The leadership team is demonstrably focused on executing against financial commitments. In addition, Perspecta exceeded expectations across almost every measure necessary for long-term success in our markets, while integrating three companies with minimum disruption for our customers, employees, and partners. The full year book-to-bill ratio of 1.6x led our industry, and sets the stage for future growth. We executed on the $63 million cost synergy target that we laid out prior to the year, and are committed to the appropriate balance between efficient delivery and investment in our people and offerings. Our strong working capital management focus was reflected in our industry-leading days sales outstanding metric of 54 days.
Perspecta maintains a strong focus on delivering long-term value for shareholders. The metrics that we use in our short-term and long-term executive incentive programs are aligned with how we manage the business and how we communicate with investors. Positive performance across these metrics will reward our shareholders and our executives.
Short-Term Incentive Program. Short-term cash compensation is principally tied to two financial metrics—pro forma revenue and pro forma adjusted earnings before interest and taxes (“Adjusted EBIT”)—as well as a non-financial, customer satisfaction metric, discussed in more detail below.

Full year revenue of $4.27 billion represents 2% growth on a pro forma basis. Adjusting for the divestiture of a contract in the first quarter as a result of the Mergers, revenue growth would have been 2.6%. This revenue growth was primarily within the Defense and Intelligence segment, including the start-up of new program wins as well as continued growth in the background investigations business.
Full year Adjusted EBIT of $592 million represents 8% growth on a pro forma basis. Adjusted EBIT benefited both from revenue growth and margin expansion as a result of merger cost synergies, strong operational performance throughout the year, and a $24 million gain from a first quarter, one-time contract divestiture.
Long-Term Incentives. Long-term equity compensation is principally tied to two metrics—pro forma adjusted diluted earnings per share (“Adjusted EPS”) and pro forma adjusted free cash flow (“Adjusted FCF”).

Full year Adjusted EPS of $2.00 represents 20% growth on a pro forma basis.
Full year Adjusted FCF of $420 million represents 40% growth on a pro forma basis. Free cash flow generation is central to our shareholder value proposition and allowed us to deliver $25 million in annual dividend payments and repurchase $59 million in shares of our common stock during fiscal 2019, as well as pay down $220 million in debt.
Adjusted EBIT, Adjusted EPS, Adjusted FCF and adjusted net income may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles (“GAAP”). In addition, the pro forma financial information provided above combines the stand-alone USPS, Vencore HC, and KGS HC financial information as if the acquisition had taken place on April 1, 2017. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.
In alignment with our strong fiscal 2019 financial and operational performance, fiscal 2019 NEO short-term incentive payouts range from 109% to 119% of target. Additionally, the fiscal 2019 Adjusted EPS and Adjusted FCF targets within the long-term incentive plan were successfully achieved resulting in the earning of 25% of performance-based restricted stock units (“PSUs”). Both the short- and long-term rewards provided in fiscal 2019 align with our pay for performance strategy and commitment to align shareholder and executive value.
Key Components of Our Executive Compensation Program
Annual executive pay opportunities, which we refer to as “Target Total Direct Compensation,” consist of base salary, short-term incentive compensation (“STI”), and long-term incentive compensation (“LTI”). The Human Resources and Compensation Committee sets each of these components independently in the context of competitive market data, and assesses the competitiveness of Target Total Direct Compensation.

Compensation Element	Characteristics	Primary Purpose
Base Salary	Annual fixed cash compensation.	Provide a fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Short-Term Incentives	Annual variable cash compensation determined by company financial performance, customer satisfaction and individual performance.	Motivate and reward the achievement of annual financial and other operating objectives and individual performance that drive shareholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of time-based restricted stock units (“RSUs”) and/or PSUs.	Motivate and reward profitable growth and increase in share price over time and align with shareholders. Align pay with company performance over multi-year overlapping performance cycles.

Key Compensation Governance Attributes
We design our executive compensation program to adhere to marketplace governance best practices that serve our shareholders’ long-term interests while supporting key business strategies and talent management objectives. The following are key governance features of our executive compensation program:

What We Do	What We Don’t Do
✓ ✓ ✓ ✓ ✓ ✓ ✓
Place a significant emphasis on variable and
performance-based pay components
Conduct an annual review of pay levels
Engage an independent compensation consultant
Maintain robust equity ownership guidelines
Maintain robust clawback provisions
Provide for double-trigger change-in-control
benefits
Recommend an annual “say on pay” vote by
shareholders
	✗ ✗ ✗ ✗ ✗	No guaranteed salary increases or bonuses No gross-up provisions No severance multipliers in excess of three times total pay No executive perquisites No hedging or pledging of company stock
Determining Executive Compensation
Our Philosophy
We view our executive compensation program as an essential tool for attracting high caliber executive talent, as well as providing ongoing motivation and retention value. We believe in a pay for performance philosophy that aligns the interests of our executive team with those of our shareholders. We set short- and long-term financial and strategic goals that, when achieved, will create meaningful value for shareholders, and provide appropriate pay outcomes to our executives.
Our Decision-Making Process
Role of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for overseeing our executive compensation program. In fulfilling its responsibilities, the Human Resources and Compensation Committee reviews general trends in executive compensation, compensation plan design, and the total value and mix of compensation for our executive officers, including the CEO. The Human Resources and Compensation Committee evaluates our executive compensation programs on an annual basis to ensure they are effectively supporting our short- and long-term business objectives.
The Human Resources and Compensation Committee meets regularly throughout the year to monitor our progress. The formal written Human Resources and Compensation Committee charter is available on our website.
Role of Management. Our CEO informs our Human Resources and Compensation Committee on the individual performance and contributions of each of the other NEOs, and annually makes recommendations to the Human Resources and Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards. The Human Resources and Compensation Committee reviews such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs. Our CEO does not participate in deliberations or decisions regarding his own compensation.
Role of our Independent Compensation Consultant. Pursuant to its charter, the Human Resources and Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Human Resources and Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as compensation advisor during the fiscal year ended March 31, 2019. Pearl Meyer conducted various market studies and advised the Human Resources and Compensation Committee on general executive compensation matters to assist the Human Resources and Compensation Committee in fulfilling its duties.
Pearl Meyer does not perform any other services for the company, other than its work for the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has assessed the independence of Pearl Meyer according to SEC and NYSE rules and concluded that Pearl Meyer is an independent advisor to the Human Resources and Compensation Committee and that its work raises no conflicts of interest.

Use of Peer Group and Market Data
In connection with the Spin-Off and Mergers, our Human Resources and Compensation Committee approved a peer group of comparable public companies to serve as the primary frame of reference for market-based studies on executive pay levels and practices. In developing the peer group, Pearl Meyer considered direct competitors, as well as other companies with a high mix of revenue from the public sector. For fiscal 2019, our peer group consisted of the following public companies:

Aerojet Rocketdyne Holdings, Inc.	Leidos Holdings, Inc.
Booz Allen Hamilton Holding Corporation	ManTech International Corporation
CACI International Inc.	Maxar Technologies Ltd.
Conduent Incorporated	MAXIMUS, Inc.
CSRA Inc.	Motorola Solutions, Inc.
Cubic Corporation	Orbital ATK, Inc.
Engility Holdings, Inc.	Presidio, Inc.
Harris Corporation	Science Applications International Corporation
L3 Technologies, Inc.	Unisys Corporation
Peer group data referenced as part of our decision-making processes was based on the most recent public compensation disclosures at that time. CSRA Inc., Engility Holdings, Inc. and Orbital ATK, Inc. are no longer publicly traded and were removed as part of our peer group review process for fiscal 2020 pay decisions.
The market competitiveness of executive pay opportunities is just one factor that the Human Resources and Compensation Committee reviews in evaluating executive pay opportunities. Additional factors may include company performance and individual considerations such as an executive’s level of responsibility, experience, succession prospects and individual performance.
Fiscal 2019 Compensation Decisions
Fiscal 2019 Base Salaries
Base salary is the only fixed component of executive compensation. Base salary is determined by the executive’s level of responsibility, experience, performance and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession prospects, merit pay budgets and market trends. At the beginning of each fiscal year, the Human Resources and Compensation Committee reviews the base salary for each NEO and determines base salary adjustments, if any. The Human Resources and Compensation Committee considers how base salary adjustments affect annual cash incentive opportunities and LTI grant values, as both are defined as a percentage of base salary.
Fiscal 2019 DXC Base Salaries. Messrs. Kavanaugh and Gallagher were employees of DXC prior to the Spin-Off, and as such, their base salaries in effect prior to the Spin-Off were determined by DXC management. The following table presents their annualized base salary rates for the first two months of fiscal 2019.

NEO	Annualized DXC Base Salary (4/1/2018 - 5/31/2018) ($)
John P. Kavanaugh	350,000
James L. Gallagher	262,232

Fiscal 2019 Perspecta Base Salaries. Effective upon completion of the Spin-Off and Mergers, the Human Resources and Compensation Committee set the following base salaries for our NEOs. The base salaries for Messrs. Kavanaugh and Gallagher were increased from their DXC levels to account for their new roles and increased responsibilities following the Spin-Off.

NEO	Annualized Base Salary Effective 6/1/2018 ($)	Percentage of Target Total Direct Compensation[1]
John M. Curtis	850,000	17.4%
John P. Kavanaugh	475,000	27.8%
James L. Gallagher	340,000[2]	40.3%
Tammy M. Heller	325,000	38.5%
William G. Luebke	300,000	38.5%
1	For purposes of the percentages in this column, “Target Total Direct Compensation” consists of annualized base salary, annualized STI grant, and LTI grant.
2
Effective June 1, 2018, Mr. Gallagher’s base salary was set at $300,000. After the completion of the Spin-Off and Mergers, the Human Resources and Compensation Committee determined to further adjust Mr. Gallagher’s base salary from $300,000 to $340,000 to more closely align his pay with market data. This salary adjustment was effective in August 2018.

Fiscal 2019 Annual Incentive Compensation
We provide short-term incentive compensation under our Short-Term Incentive Plan (“STIP”), an annual cash bonus plan designed to account for a variety of factors, including company financial performance, customer satisfaction and an executive’s individual performance.
Target STIP Award Opportunities. The Human Resources and Compensation Committee establishes a target award percentage under the STIP for each of our NEOs, representing a percentage of base salary, and an associated target award value. Each executive’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution. The table below reflects the target opportunities for fiscal 2019 for our NEOs.

NEO	Target STIP Percentage	Target Annualized STIP Value ($)	Percentage of Target Total Direct Compensation
John M. Curtis	125%	1,062,500	21.7%
John P. Kavanaugh	100%	475,000	27.8%
James L. Gallagher	60%	204,000	24.2%
Tammy M. Heller	60%	195,000	23.1%
William G. Luebke	60%	180,000	23.1%
For fiscal 2019, the bonus payouts for Mr. Curtis and Mr. Luebke were pro-rated for date of launch (10/12th proration) and date of hire (11/12th proration), respectively.
How the STIP Works. STIP awards are earned based on performance relative to targeted financial goals and customer satisfaction objectives, weighted 80% and 20% respectively. STIP awards are subject to discretionary modification for individual performance. The Human Resources and Compensation Committee considers customer satisfaction as a performance measure to help foster a customer-focused, metric-driven culture within Perspecta.
To emphasize profitability, we must achieve at least 80% of our Adjusted EBIT goal before any STIP payments are made.
Weighted financial metric performance plus weighted customer satisfaction metric performance determines the initial payout score, which is then adjusted for individual performance and multiplied by an executive’s target award to reach the final STIP payout amount. Award payouts are capped at 200% of target for each participant.
Financial Metrics. The 2019 STIP included two financial metrics, pro forma revenue (20% weighting) and Adjusted EBIT (60% weighting). Company performance for each metric was measured independently against a set of threshold, target and maximum goals, each with a corresponding payout percent.

Customer Satisfaction Metrics. For the customer satisfaction metric (20% weighting), the Human Resources and Compensation Committee considered available award fee scores on contracts and Contractor Performance Assessment Reports within the fiscal 2019 performance period in order to assess company performance in this area.
Individual Performance Multiplier. The Human Resources and Compensation Committee determines an individual performance multiplier ranging from 0% to 120% for each NEO based on the individual’s performance and contributions. The CEO makes recommendations to the Human Resources and Compensation Committee for each NEO, other than himself. The Human Resources and Compensation Committee evaluates the CEO’s individual performance on its own.
Fiscal 2019 Payout Determinations. For fiscal 2019, the Human Resources and Compensation Committee determined our corporate performance under the STIP as follows.

Metric	Weighting	Threshold ($M)	Target ($M)	Maximum ($M)	Actual Result ($M)	Corresponding Payout %	Weighted Payout %
Adjusted EBIT[1]	60%	473.6	592.0	710.4	592.0	100%	60%
Pro Forma Revenue[1]	20%	3,672.0	4,320.0	4,752.0	4,274.0	96.7%	19.3%
Customer Satisfaction	20%	n/a	n/a	n/a	—	100%	20%
Total							99.3%
1
A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

The Human Resources and Compensation Committee’s assessment of the CEO’s individual performance consisted of four categories: (1) Results/Financial, (2) Execution/Strategic, (3) Customer Satisfaction, and (4) Personal Objectives/Development & Values. Based on achieving excellent results across these categories during fiscal 2019 the Human Resources and Compensation Committee determined to attribute an individual performance modifier of 120% to Mr. Curtis, which was ratified and approved by the independent members of the Board. This determination was based on the Human Resources and Compensation Committee and Board’s recognition of: (1) the company’s strong performance on pro forma revenue, Adjusted EPS, Adjusted FCF and Adjusted EBIT; (2) the successful execution of the year one integration plan including realization of the three-year $63 million cost synergy target in the first year; (3) favorable award fee score and Contractor Performance Assessment Reports; and (4) Mr. Curtis’s effective driving of Perspecta’s corporate values of respect, accountability, integrity, success and empowerment for the newly combined workforce.

Individual performance assessments of the other NEOs were based on their respective accomplishment of business objectives associated with integration activities resulting from the Spin-Off and Mergers, and contribution to the financial performance of the business. As a result of these evaluations, the Human Resources and Compensation Committee determined to attribute individual performance modifiers ranging from 110% - 120% for the other NEOs.
Fiscal 2019 annual incentive payouts for our NEOs under the STIP ranged from 109% - 119% of target STIP values. Actual payouts are as follows:

NEO	Target STIP Value[1] ($)	Actual STIP Payout ($)	Actual STIP Payout as % of Target
John M. Curtis	885,417	1,055,063	119%
John P. Kavanaugh	475,000	566,010	119%
James L. Gallagher	204,000	222,829	109%
Tammy M. Heller	195,000	212,999	109%
William G. Luebke	165,000	180,230	109%
1	Reflects proration where applicable.
Fiscal 2019 Long-Term Incentive Compensation
Annual LTI awards consist of grants of RSUs, weighted 30%, and PSUs with a three-year performance cycle, weighted 70%. At the beginning of each fiscal year, the Human Resources and Compensation Committee establishes a target LTI grant value for each executive, expressed as a percentage of base salary, and the relative mix of award types. Individual target LTI grant values are determined in light of market practices, and actual award levels reflect individual performance and succession considerations.
We grant equity awards under the Perspecta Inc. 2018 Omnibus Incentive Plan (“2018 Plan”), which became effective on May 30, 2018. Our Human Resources and Compensation Committee has broad authority to grant awards and otherwise administer the 2018 Plan. The 2018 Plan allows us to grant equity and equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units (including RSUs and PSUs), and cash awards. All our employees are eligible to participate in the plan.
From time to time, the Human Resources and Compensation Committee may make LTI awards to our NEOs in addition to annual LTI awards. For example, following completion of the Spin-Off and Mergers our Human Resources and Compensation Committee granted a one-time “launch grant” to each of our NEOs in the form of time-based RSUs, which vest in full on the third anniversary of the date of grant. Launch grants were a special one-time award intended to incentivize the NEOs to successfully manage our transition to a separate public company.
Pursuant to our Equity Grant Policy, our Human Resources and Compensation Committee approves target award values for each of our NEOs. The approved value is then converted into an applicable number of RSUs and target PSUs, by dividing the approved value by the average of the closing prices of our stock on the NYSE during the three-calendar-month period ending on, and including, the grant date. This method is employed to reduce the impact of stock price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant values in the Summary Compensation Table are determined using the grant date closing price, and the grant values for the PSUs in the Summary Compensation Table are based on the probable achievement of the target performance goals at the time of grant.
Annual Award Target LTI Percentages. Upon the completion of the Spin-Off and Mergers, our Human Resources and Compensation Committee approved annual LTI targets, representing a percentage of base salary, for each of our NEOs. Each executive’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution. The table below reflects the target opportunities for fiscal 2019 annual LTI awards for our NEOs:

NEO	Target LTI Percentage	Target LTI Value ($)	Percentage of Target Total Direct Compensation
John M. Curtis	350%	2,975,000	60.9%
John P. Kavanaugh	160%	760,000	44.4%
James L. Gallagher	100%	300,000[1]	35.5%
Tammy M. Heller	100%	325,000	38.5%
William G. Luebke	100%	300,000	38.5%
1	LTI grant was issued based on Mr. Gallagher’s June 1, 2019 salary of $300,000.
Annual Award Amounts. Annual awards for Fiscal 2019 were granted on October 11, 2018. Annual awards to our NEOs consisted of the following:

NEO	RSU Value ($)	# RSUs Granted	Target PSU Value ($)	# PSUs Granted (at Target)	Total Units Granted (at Target)
John M. Curtis	892,500	37,453	2,082,500	87,390	124,843
John P. Kavanaugh	228,000	9,568	532,000	22,325	31,893
James L. Gallagher	90,000	3,777	210,000	8,812	12,589
Tammy M. Heller	97,500	4,091	227,500	9,547	13,638
William G. Luebke	90,000	3,777	210,000	8,812	12,589
Restricted Stock Units. RSUs (comprising 30% of each executive’s target LTI award) provide an opportunity for executives to earn common stock based on their continued service. One-third of the RSUs vest on each of the first three anniversaries of the grant date.
Performance-based Restricted Stock Units. PSUs (comprising 70% of each executive’s target LTI award) provide an opportunity for executives to earn common stock if targeted performance goals are met over a three-year performance period (based on our fiscal year; i.e., the PSUs granted during fiscal 2019 are scheduled to be earned over the three-year period ending March 31, 2021 (“fiscal 2021”)). Adjusted EPS performance is measured at the end of the final year in the three-year performance period. Adjusted FCF performance is measured on a cumulative basis over the entire three-year performance period. The Human Resources and Compensation Committee establishes threshold, target and maximum Adjusted EPS and Adjusted FCF goals, at which 50%, 100% or 200%, respectively, of the weighted Adjusted EPS or Adjusted FCF portion of the target PSUs may vest. Up to 200% of the target PSUs may vest if maximum Adjusted EPS and Adjusted FCF performance is achieved. Vesting is interpolated for performance between these goals. No PSUs vest if performance is below the Adjusted EPS and Adjusted FCF threshold goals. The Adjusted EPS and Adjusted FCF metrics are designed to be measured and paid out independent of each other, i.e., payout may result for one metric but not the other.
In addition, in order to recruit, retain and motivate progress toward multi-year goals, each executive may earn a portion of the PSU award after years one and two based on Adjusted EPS and Adjusted FCF performance in the first and second years of the performance period. Up to 25% of the target PSUs may be earned at the end of the first year of the performance period if the Adjusted EPS for that year equals or exceeds the threshold Adjusted EPS for the award, and if the Adjusted FCF goal for the first fiscal year is achieved. In addition, up to 25% of the target PSUs may be earned at the end of the second year of the performance period if:

•
The Adjusted EPS for that year equals or exceeds the threshold Adjusted EPS (if not achieved after year one) or if Adjusted EPS for the second year equals or exceeds the Adjusted EPS goals at which 75% of the weighted Adjusted EPS portion of the target PSUs vest (if the PSUs were partially earned after year one); and

•	The two-year cumulative Adjusted FCF equals or exceeds a threshold reflecting the first fiscal year goal, plus a second year goal, reflecting a predetermined level of Adjusted FCF growth.
Up to 200% of the target PSUs, less any PSUs which were earned in years one or two, may be earned at the end of the third year of the performance period, subject to Adjusted EPS performance for that year and cumulative Adjusted FCF performance. Regardless of when earned, none of the PSUs vest or are settled until the end of year three; thus, vesting and settlement of any PSUs that are partially earned after years one and two remains subject to the executive’s continued employment through the end of the three-year performance period.
Earned Awards Based on Fiscal 2019 Performance. For the PSU awards granted in fiscal 2019 (“Fiscal 2019 PSUs”), based on our performance in fiscal 2019, the Human Resources and Compensation Committee determined that fiscal 2019 Adjusted EPS and Adjusted FCF results exceeded threshold goals of $1.87 and $308 million, respectively, which resulted in our NEOs earning 25% of the PSUs granted in fiscal 2019 as follows:

NEO	# PSUs Granted (at Target)	# PSUs Earned Based on Fiscal 2019 Performance
John M. Curtis	87,390	21,848
John P. Kavanaugh	22,325	5,581
James L. Gallagher	8,812	2,203
Tammy M. Heller	9,547	2,387
William G. Luebke	8,812	2,203

Further, each of Messrs. Kavanaugh and Gallagher hold outstanding PSUs representing converted DXC awards granted at the beginning of the fiscal year ended on March 31, 2018 (“fiscal 2018”). Twenty-five percent of these awards (“Fiscal 2018 PSUs”) were previously earned based on DXC achieving threshold performance goals for fiscal 2018, prior to the Spin-Off, which was 876 shares for Mr. Kavanaugh and 656 shares for Mr. Gallagher. In connection with the Spin Off, the Human Resources and Compensation Committee approved Perspecta goals applicable to the Fiscal 2018 PSUs for the remainder of the performance period ending with fiscal 2020. For fiscal 2019 (year 2 of the performance period for the Fiscal 2018 PSUs), the Human Resources and Compensation Committee determined that fiscal 2019 Adjusted EPS exceeded the year 2 goal (representing the 75% payout level for the Adjusted EPS portion) of $1.89, and that fiscal 2019 Adjusted FCF exceeded the year 2 goal (which, due to the Spin-Off, was set at the same target as the Adjusted FCF goal for the Fiscal 2019 PSUs) of $308 million. This resulted in Messrs. Kavanaugh and Gallagher earning an additional 25% of the Fiscal 2018 PSUs, which was 876 and 656 shares respectively. As discussed above, regardless of the amount of shares earned, none of the PSUs vest or are settled until the end of year three of the performance period, and vesting remains subject to the executive’s continued employment through the end of that period.
DXC Outstanding Equity Award Adjustments. At the effective time of the Spin-Off and Mergers, and pursuant to the terms of the Employee Matters Agreement, outstanding DXC employee equity awards under the DXC 2017 Omnibus Incentive Plan (“DXC Plan”) held by individuals who are or who became our employees in connection with the Spin-Off and Mergers, including awards held by Messrs. Kavanaugh and Gallagher, were adjusted as follows:

•
Adjustment of Options: Outstanding options under the DXC Plan (vested or unvested) were converted at the effective time of the Spin-Off into options to purchase shares of Perspecta common stock under the 2018 Plan in accordance with the terms of the Employee Matters Agreement (including appropriate adjustments, if any, to the number of underlying shares and exercise price per share), and retain the same vesting schedule they had before the Spin-Off.

•
Adjustment of RSUs: Outstanding restricted stock units other than PSUs under the DXC Plan were converted at the effective time of the Spin-Off into RSUs with respect to shares of Perspecta common stock under the 2018 Plan in accordance with the terms of the Employee Matters Agreement (including appropriate adjustments, if any, to the number of underlying shares), and retain the same vesting schedule they had before the Spin-Off.

•
Adjustment of PSUs: Outstanding PSUs under the DXC Plan were converted at the effective time of the Spin-Off into PSUs with respect to shares of Perspecta common stock under the 2018 Plan in accordance with the terms of the Employee Matters Agreement (including appropriate adjustments, if any, to the number of underlying shares), and retain the same vesting schedule they had before the Spin-Off but with adjusted performance goals to reflect the Spin-Off.

Launch Grants. In conjunction with completion of the Spin-Off and Mergers, the Human Resources and Compensation Committee approved a one-time “Launch Grant” to each of our NEOs in the form of RSUs, which vest in full on the third anniversary of the date of grant. The awards were granted on July 16, 2018, and the actual number of RSUs to be granted was determined in accordance with our Equity Grant Policy.

NEO	Launch Grant Target Value ($)	# RSUs Granted
John M. Curtis	1,600,000	71,588
John P. Kavanaugh	593,750	26,566
James L. Gallagher	300,000	13,423
Tammy M. Heller	325,000	14,541
William G. Luebke	300,000	13,423
New-Hire Awards. In connection with his hiring, the Human Resources and Compensation Committee awarded 4,474 RSUs to Mr. Luebke, which vest on the first anniversary of the grant date, and a one-time cash sign-on bonus of $200,000. Additionally, in connection with her hiring, Ms. Heller received a one-time cash sign-on bonus of $60,000. The Human Resources and Compensation Committee considered it appropriate to make these awards to Mr. Luebke and Ms. Heller in order to incentivize each of them to leave their current positions and in recognition of the compensation they would each forego from their previous employers.
Other Aspects of Compensation
Retirement Benefits
401(k) Plans. We offer all our employees, including each of our NEOs, a broad-based, qualified, defined contribution 401(k) plan that provides the opportunity to accumulate retirement income. Our 401(k) plans provide company matching contributions on a portion of employee contributions and directed investment alternatives. We periodically review our benefits program against market practices and aim for the program to be competitive.
Vencore, Inc. Pension Plan. Certain former Vencore, Inc. employees are eligible to participate in the Vencore, Inc. Pension Plan, a tax-qualified defined benefit pension plan that was frozen to new entrants on December 31, 2015. Since January 1, 2016, benefits under the plan have been calculated based on a modified cash balance formula, which provides for credits or “Quarterly Allocations” based on an hour of service. Of the NEOs, only Mr. Curtis participates in the Vencore, Inc. Pension Plan.
Other Benefits and Perquisites
We provide health and welfare benefits to eligible employees, including medical, dental, vision, life, disability and accident insurance. These benefits are generally available to all employees. These programs are designed to provide certain basic quality of life benefits and protections.
Employment Agreements
We have not entered into employment agreements with any of our NEOs.
Severance and Change in Control Compensation
We provide certain severance benefits to our NEOs to offer competitive total compensation packages and ensure the ongoing retention of these individuals.
Specifically, we have established a Severance Plan for Senior Management and Key Employees (“Severance Plan”) providing “double trigger” income and benefits continuity protection to eligible executives for the limited case in which the employment of the executive officer is terminated by us without cause or by the executive for good reason during a specified window of time following a change in control. The Severance Plan is intended to preserve executive productivity and encourage retention during an actual or potential change in control. Severance benefits are a multiple of the executive’s base salary plus average annual earned/paid bonus during the three fiscal years prior to which employment termination has occurred and continuation of certain health and welfare benefits for a specified period following the termination of employment, depending on the executive’s position. Mr. Curtis participates in the Severance Plan at a multiple of 3x, and our other NEOs participate in the Severance Plan at a multiple of 2x.
We also have an Executive Officer Severance Policy (“Severance Policy”) to provide severance benefits, at the discretion of our Human Resources and Compensation Committee and our CEO, to certain executives whose employment with us is terminated without cause in situations not involving a change in control. The Severance Policy covers our CEO and those executives reporting directly to our CEO who are Section 16 officers. An executive who resigns is not entitled to benefits under the Severance Policy. Severance benefits are up to 12 months of the executive’s base salary, a pro-rata annual bonus for the year in which the termination occurs based on actual performance, and continuation of certain health and welfare benefits for up to 12 months following the termination of employment.
Additional Compensation Policies
In addition to the components of our executive compensation program, we maintain the compensation policies described below.
Equity Ownership Guidelines
The Human Resources and Compensation Committee has adopted equity ownership guidelines for senior-level executives to encourage them to build their ownership positions in our common stock over time and retain shares they earned through our equity incentive plans. The Human Resources and Compensation Committee believes that equity ownership by our executive officers further aligns their interests with those of long-term shareholders. Under the equity ownership guidelines, each senior-level executive who has not yet achieved the equity ownership levels is required to retain a certain percentage of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises, PSU payments or other long-term incentives until the levels are achieved. In order to encourage executives to meet the guidelines more quickly, there are higher retention requirements the farther an executive is from meeting the guidelines. Executives who satisfy 50% or less of their ownership guidelines are required to retain 100% of their net shares, executives who satisfy between 51% and 75% of their ownership guidelines are required to retain 75% of their net shares, and executives who satisfy more than 75% of their ownership guidelines are required to retain 50% of their net shares. The ownership guidelines for our NEOs are as follows:

NEO	Stock Value as a Percentage of Base Salary
John M. Curtis	500%
John P. Kavanaugh	200%
James L. Gallagher	200%
Tammy M. Heller	200%
William G. Luebke	200%
The Human Resources and Compensation Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through RSUs (but not PSUs) in determining whether an executive has achieved his or her designated equity ownership level.
Compensation Recoupment Policy
We maintain a compensation recoupment or “clawback” policy that permits our Board to recover cash or equity performance-based compensation from participants whose fraud or intentional illegal conduct materially contributes to a financial statement restatement. The policy allows for the recovery of the difference between compensation awarded or paid and the amount which would have been paid had it been calculated based on the restated financial statements, excluding any tax payments. In addition, under our equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.
Policy on Transactions in Company Securities and Related Derivatives; Anti-Hedging Policy
Our Board has adopted a policy prohibiting directors, corporate officers and each of our employees who are financial insiders, and members of their immediate families, from entering into any transactions in our securities except during announced trading periods, or pursuant to a trading plan under Rule 10b5-1 of the Exchange Act. Such transactions are subject to pre-approval by our General Counsel prior to entering any such transaction. In addition, we have prohibited directors, officers and financial insiders, and members of their immediate families, from hedging the risk of ownership of company stock by entering into derivative security transactions with respect to our equity securities. We also discourage directors, officers and financial insiders from margining or pledging our stock to secure a loan or purchase shares of our stock on margin.

Tax and Accounting Considerations
The Human Resources and Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. However, under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million may not be deductible unless it qualifies for certain transition relief. While the company will monitor guidance and developments in this area, the Human Resources and Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Human Resources and Compensation Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.
Summary Compensation Table
The following table provides information on the compensation of the NEOs paid or awarded by Perspecta for the fiscal years indicated. For Messrs. Kavanaugh and Gallagher, fiscal 2019 compensation includes compensation paid or awarded by DXC prior to the Spin-Off in addition to compensation paid or awarded by us. Since we were not a reporting company prior to May 31, 2018, compensation for most of our NEOs is presented for fiscal 2019 only; however, for Messrs. Kavanaugh and Gallagher, the table presents compensation paid or awarded by DXC for the prior fiscal year as well, since this information was previously required to be provided in response to SEC filing requirements.

Name & Principal Position (a)	Fiscal Year (b)	Salary ($) (c)[1]	Bonus ($) (d)[2]	Stock Awards ($) (e)[3]	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)[5]	All Other Compensation ($) (i)[6]	Total ($) (j)
John M. Curtis President and CEO	2019	821,154	—	4,709,936	—	1,055,063	—	12,999	6,599,152
John P. Kavanaugh CFO	2019	454,167	—	1,391,708	—	566,010	—	5,761	2,417,646
	2018	350,000	40,100	149,832	—	170,940	—	8,290	719,162
James L. Gallagher General Counsel and Secretary	2019	318,705	131,116	616,212	—	222,829	—	6,072	1,294,934
	2018	262,232	268,741	79,458	—	—	—	3,963	614,394
Tammy M. Heller Chief Human Resources Officer	2019	312,500	60,000	667,548	—	212,999	—	18,263	1,271,310
William G. Luebke Principal Accounting Officer and Controller	2019	267,692	200,000	718,085	—	180,230	—	5,188	1,371,195
1		The amounts show in Column (c) reflect all salary earned during the fiscal year.
2
The amounts shown in Column (d) for fiscal 2018 reflect a cash award related to performance at Hewlett Packard Enterprise Company for Mr. Gallagher and cash retention awards granted and paid by DXC in fiscal 2018 to Messrs. Kavanaugh and Gallagher. The amounts shown in Column (d) for fiscal 2019 reflect the second installment of a cash retention award granted by DXC and paid by Perspecta in fiscal 2019 to Mr. Gallagher, and one-time sign-on bonuses paid to Ms. Heller and Mr. Luebke.

3
The amounts show in Column (e) do not reflect compensation actually received by the employees listed in the table, but instead represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for performance-based and time-based restricted stock units granted during the fiscal year. Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For fiscal 2018, restricted stock units are valued based on the closing price of the DXC common stock on the applicable grant date. For fiscal 2019, restricted stock units are valued based on the closing price of the Perspecta common stock on the applicable grant date. For a discussion of the assumptions made in the valuation of the Perspecta restricted stock units, reference is made to the section Note 1 to Perspecta’s consolidated financial statements set forth in the Annual Report on Form 10-K filed for the fiscal year ended March 31, 2019 providing details of Perspecta’s accounting value under FASB ASC Topic 718.
A substantial portion of the stock awards granted consisted of PSUs. For all PSUs, the amounts included in Column (e) reflect the value at the grant date based upon the estimated performance during the performance period at 100% of target. The maximum grant date values of the fiscal 2019 stock awards (including RSUs, and assuming that PSUs were to have a pay-out at the maximum of 200% of target) are as follows:

	Name	Fiscal 2019 Stock Awards at Maximum Value ($)
	John M. Curtis	6,865,847
	John P. Kavanaugh	1,942,466
	James L. Gallagher	833,604
	Tammy M. Heller	903,073
	William G. Luebke	935,477
4
The amounts shown in Column (g) for fiscal 2019 reflect amounts earned during the fiscal year under Perspecta’s annual STIP. The amounts shown for fiscal 2018 reflect the actual amount of each executive’s DXC annual bonus award for the fiscal year. The previously reported target amount of each employee’s annual bonus award for fiscal 2018 was $210,000 for Mr. Kavanaugh and $157,339 for Mr. Gallagher.

5
Amount reflects the year-over-year change, if any, in the actuarial present value of Mr. Curtis’s accumulated benefit under the Vencore, Inc. Pension Plan. For 2019, the change was less than one dollar ($1.00). None of the NEOs received any above-market or preferential earnings under any nonqualified deferred compensation plan for the year presented in this table.

6
Column (i) includes the total dollar amount of all other compensation paid to each individual listed in the table. During fiscal 2018, DXC made matching contributions to DXC’s broad-based 401(k) defined contribution plan on behalf of Messrs. Kavanaugh and Gallagher. DXC also paid premiums for a life insurance policy for the benefit of Messrs. Kavanaugh and Gallagher, each of whom has not received nor will receive, nor has been allocated, an interest in any cash surrender value under this policy.
During fiscal 2019, Perspecta made employer contributions to Perspecta’s broad-based 401(k) defined contribution plans on behalf of all NEOs. Perspecta also paid premiums for a life insurance policy for the benefit of all NEOs, each of whom has not received nor will receive, nor has been allocated, an interest in any cash surrender value under this policy. In addition, during fiscal 2019, a credit of $556.13 was applied to Mr. Curtis’s 401(k) account to reflect an interest credit related to his cash balance account in the Vencore, Inc. Pension Plan. The interest rate for the credit is based on the 30-year Treasury rate.
None of the individuals listed in the table received any perquisites exceeding $10,000 in the aggregate during fiscal 2019. The amount of employer contributions to the defined contribution plan and life insurance premiums paid for each individual listed in the table in fiscal 2019 are set forth below:

	Name	401(k) Plan Employer Contributions[1] ($)	Basic Life Insurance Premiums ($)	Total ($)
	John M. Curtis	12,098²	901	12,999
	John P. Kavanaugh	5,141	620	5,761
	James L. Gallagher	5,565	507	6,072
	Tammy M. Heller	17,875	388	18,263
	William G. Luebke	4,830	358	5,188
	1	All employees (including the NEOs) with at least two years of service are vested in the matching contributions credited to their 401(k) accounts.
	2	Includes a credit of $556.13 that was applied to Mr. Curtis’ 401(k) account to reflect an interest credit related to his cash balance account in the Vencore, Inc. Pension Plan.

Grants of Plan-Based Awards
The following table provides information on STI and LTI awards granted to the NEOs in fiscal 2019:

Grant Type (a)	Grant date (b)	Approval date (c)	Estimated Possible Payouts Under STI Plan Awards[1]			Estimated Future Payouts Under LTI Awards[2]			All Other Stock Awards: Number of Units (j)	All Other Option Awards: Number of Securities Underlying Options (k)	Exercise or Base Price of Option Awards ($) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (g)	Target (h)	Maximum (i)
John M. Curtis
STI			701,250	1,062,500	2,125,000
RSUs - Launch	7/16/2018	6/1/2018							71,588			1,630,059
PSUs	10/11/2018	10/9/2018				43,695	87,390	174,780				2,155,911
RSUs - Time	10/11/2018	10/9/2018							37,453			923,966
John P. Kavanaugh
STI			313,500	475,000	950,000
RSUs - Launch	7/16/2018	6/1/2018							26,566			604,908
PSUs	10/11/2018	10/8/2018				11,163	22,325	44,650				550,758
RSUs - Time	10/11/2018	10/8/2018							9,568			236,043
James L. Gallagher
STI			134,640	204,000	408,000
RSUs - Launch	7/16/2018	6/1/2018							13,423			305,642
PSUs	10/11/2018	10/8/2018				4,406	8,812	17,624				217,392
RSUs - Time	10/11/2018	10/8/2018							3,777			93,179
Tammy M. Heller
STI			128,700	195,000	390,000
RSUs - Launch	7/16/2018	6/1/2018							14,541			331,099
PSUs	10/11/2018	10/8/2018				4,774	9,547	19,094				235,524
RSUs - Time	10/11/2018	10/8/2018							4,091			100,925
William G. Luebke
STI			118,800	180,000	360,000
RSUs - Launch	7/16/2018	6/1/2018							13,423			305,642
RSUs - New Hire	7/16/2018	6/1/2018							4,474			101,873
PSUs	10/11/2018	10/8/2018				4,406	8,812	17,624				217,392
RSUs - Time	10/11/2018	10/8/2018							3,777			93,179
1
The amounts shown in columns (d), (e), and (f) reflect the threshold, target and maximum amounts that may be earned under Perspecta’s STIP in fiscal 2019. Threshold assumes minimum achievement of financial and non-financial performance goals. Threshold represents 66% of target but the actual payment may range to zero. The maximum payout is 200% of target. Actual amounts earned for fiscal 2019 under the STIP are set forth in column (g) of the Summary Compensation Table. The range of payouts for Messrs. Curtis and Luebke represent annualized payouts.

2
The amounts shown in columns (g), (h), and (i) reflect the threshold, target and maximum amounts that may be earned under the PSU awards granted by Perspecta in fiscal 2019, which related to the three-year performance period ending March 31, 2021. The number of shares that may be earned ranges from 50% of the target shares if the Perspecta fiscal 2021 thresholds are met, to a maximum of 200% of the target shares if Perspecta’s 2021 Adjusted EPS and Adjusted FCF maximums are achieved. There is an opportunity to earn up to 25% of the PSUs in each of years 1 and 2 of the performance period; see CD&A - Fiscal 2019 Long Term Incentive Compensation - Performance-based Restricted Stock Units for additional details. The threshold number contained in column (g) represents achievement of 50% of target, but the actual payment may range to zero.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on unexercised Perspecta stock options and unvested Perspecta RSUs and PSUs held by the NEOs as of March 31, 2019, the last day of fiscal 2019.

Grant Date (a)	Option Awards				Stock Awards
					RSUs		PSUs
	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock that Have Not Vested (f)	Market value of Shares or Units of Stock that Have Not Vested ($) (g)[1]	Number of Unearned Shares, Units, or Other Rights that Have Not Vested (h)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (i)
John M. Curtis
7/16/2018					71,588[2]	1,447,509
10/11/2018					37,453[3]	757,300	87,390[6]	1,767,026
John P. Kavanaugh
5/31/2017					9,984	20,180	3,503[7]	70,831
7/16/2018					26,566[2]	537,165
10/11/2018					9,568[3]	193,465	23,325[6]	451,412
James L. Gallagher
12/10/2014	8,006		16.62	12/9/2022
12/9/2015	4,736		11.88	12/8/2023
5/31/2017					7,464	15,084	2,625[7]	53,078
7/16/2018					13,423[2]	271,413
10/11/2018					3,777[3]	76,371	8,812[6]	178,179
Tammy M. Heller
7/16/2018					14,541[2]	294,019
10/11/2018					4,091[3]	82,720	9,547[6]	193,040
William G. Luebke
7/16/2018					13,423[2]	271,413
7/16/2018					4,474[5]	90,464
10/11/2018					3,777[3]	76,371	8,812[6]	178,179
1	Based on a value per share of $20.22, which was the closing market price of our common stock on the NYSE on March 31, 2019.
2	These unvested shares are time-based RSUs that vest 100% on July 16, 2021.
3	These unvested shares are time-based RSUs that vest in three installments at 33.3% on each of October 11, 2019, 2020, and 2021.
4	These unvested shares are time-based RSUs that vest in three installments on each of May 31, 2018, 2019, and 2020.
5	These unvested shares are time-based RSUs that vest 100% on July 16, 2019.
6
Represents PSUs granted on October 11, 2018 for the fiscal 2019-2021 performance period. The PSUs are earned and paid out in shares of Perspecta stock at the end of the three-year performance period, based upon the performance of two metrics (Adjusted EPS and Adjusted FCF), subject to the Human Resources and Compensation Committee’s approval. The number of shares of stock shown in this column is based on the target level of performance. Twenty-five percent of the target number of PSUs have been earned based on fiscal 2019 Adjusted EPS and Adjusted FCF performance and remain subject to time-based vesting through the end of fiscal 2021.

7
Represents PSUs granted on May 31, 2017 for the fiscal 2018-2020 performance period. The PSUs are earned and paid out in shares of Perspecta stock at the end of the three-year performance period, based upon the performance of two metrics (Adjusted EPS and Adjusted FCF), subject to the Human Resources and Compensation Committee’s approval. The number of shares of stock shown in this column is based on the target level of performance. Fifty percent of the target number of PSUs have been earned based on fiscal 2018 and 2019 Adjusted EPS and Adjusted FCF performance and remain subject to time-based vesting through the end of fiscal 2020.

Options Exercises and Stock Vested
The following table provides information on Perspecta stock options held by the NEOs that were exercised, and RSUs and PSUs held by the NEOs that vested during fiscal 2019. All share numbers shown below reflect the number of Perspecta shares originally acquired on exercise or vesting.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (e)
John M. Curtis	—	—	—	—
John P. Kavanaugh	—	—	87,079	1,781,109
James L. Gallagher	—	—	376	8,261
Tammy M. Heller	—	—	—	—
William G. Luebke	—	—	—	—
Pension Benefits
Mr. Curtis participates in the Vencore, Inc. Pension Plan, a tax-qualified, defined benefit pension plan frozen to new entrants on December 31, 2015.

Name	Plan Name	Frozen Years of Service[1]	Credited Years of Service[2]	Present Value of Accumulated Benefit ($)[3]	Payments During Last Fiscal Year ($)
John M. Curtis	Vencore, Inc. Pension Plan	2.5	5.75	21,998	—
1	Represents years from the date of hire until December 31, 2015, when plan closed to new participants.
2	Represents the years of credited service from the date of hire to March 31, 2019.
3
Represents the actuarial present value of Mr. Curtis’s accumulated benefit as of March 31, 2019, using the same assumptions used by the company for its financial statement reporting purposes, as disclosed in Note 14 to the company’s audited financial statements issued with the company’s annual report on Form 10-K for fiscal 2019.

Until May 1, 2014, benefits under the Vencore, Inc. Pension Plan were calculated based on a final average pay formula. From May 1, 2014 until December 31, 2015, benefits were calculated under a cash balance formula, with annual credits based on a specified percentage of pensionable earnings corresponding to the participant’s age and years of credited service. Effective January 1, 2016, a Quarterly Allocation of $25 is made to the cash balance account under the plan for each calendar quarter that an eligible employee is continuously employed. The quarterly allocations are independent of age, credited service and pensionable earnings.
Additionally the company provides an annual interest credit to the employee’s 401(k) account equal to a designated percentage of the balance in the participant’s cash balance account in the pension plan as of the first day of the plan year, based on the 30-year Treasury rate. To be eligible for the interest credit, the eligible employee must be employed with the company on the last day of the plan year in which the contribution is made unless it is following the participant’s normal retirement date or is a result of death or total disability. During fiscal 2019 a credit of $100 was applied to Mr. Curtis’s cash balance account under the pension plan to reflect the quarterly allocation and a credit of $556.13 was applied to Mr. Curtis’s 401(k) account to reflect the interest credit.
The normal retirement age under the plan is age 65. Early retirement eligibility occurs at age 55 with at least five years of credited service. For active participants, there is 5% early retirement reduction factor for each year by which commencement of benefits precedes age 60. For terminated vested participants, the benefit is actuarially reduced for each year by which the commencement of benefits precedes age 65. A participant will be 100% vested after five years of service (three years in the case of a participant with a cash balance account) or the participant’s normal retirement date if he is employed on or after his normal retirement date. If an active employee dies at age 55 or older, a death benefit equal to the value of the employee’s accumulated pension benefits is paid to the employee’s beneficiary. Active employees who become totally disabled receive annual disability benefits that are equal to the normal retirement benefits they have accumulated as of the time they become disabled, payable until age 65.

Participants may receive their pension benefits in the form of a lump sum payment, joint and survivor annuity, single life annuity, a guaranteed period option in which beneficiaries can receive payments if a retiree dies within a certain time period and a level income options to provide an approximately level income when social security is taken into account. If a participant terminates prior to vesting, no benefits are payable.
Nonqualified Deferred Compensation
None of the NEOs participated in any nonqualified deferred compensation plan maintained by the company in fiscal 2019.
Potential Payments upon Termination
The following table shows potential payments upon termination or a change of control for our NEOs as of March 31, 2019. The terms and conditions of our Executive Officer Severance Policy and our Severance Plan for Senior Management and Key Employees agreements with all our NEOs are discussed below.

	Voluntary Termination or Termination for Cause ($)	Involuntary Termination without Cause ($)	Termination upon Death or Disability ($)	Termination upon Change in Control ($)	Termination Without Cause or for Good Reason in Connection with Change in Control ($)
John M. Curtis
Cash Severance[1]	—	1,912,500	—	—	4,639,596
Benefits Continuation[2]	—	12,422	—	—	39,305
Equity Acceleration[3]	—	—	2,539,799	—	3,971,835
Total	—	1,942,922	2,539,799	—	8,650,736
John P. Kavanaugh
Cash Severance[1]	—	950,000	—	—	1,063,960
Benefits Continuation[2]	—	14,286	—	—	29,395
Equity Acceleration[3]	—	—	882,170	—	1,273,051
Total	—	964,286	882,170	—	2,366,406
James L. Gallagher
Cash Severance[1]	—	544,000	—	—	680,000
Benefits Continuation[2]	—	13,759	—	—	28,327
Equity Acceleration[3]	—	—	430,955	—	594,124
Total	—	557,759	430,955	—	1,302,451
Tammy M. Heller
Cash Severance[1]	—	520,000	—	—	1,040,000
Benefits Continuation[2]	—	1,159	—	—	2,318
Equity Acceleration[3]	—	—	413,335	—	569,779
Total	—	521,159	413,335	—	1,612,097

	Voluntary Termination or Termination for Cause ($)	Involuntary Termination without Cause ($)	Termination upon Death or Disability ($)	Termination upon Change in Control ($)	Termination Without Cause or for Good Reason in Connection with Change in Control ($)
William G. Luebke
Cash Severance[1]	—	480,000	—	—	960,000
Benefits Continuation[2]	—	13,971	—	—	28,764
Equity Acceleration[3]	—	—	472,027	—	616,427
Total	—	493,971	472,027	—	1,605,191
1
Involuntary termination without cause reflects 1.0x salary for all NEOs, plus a pro rata bonus payout for fiscal 2019 assumed to be equal to the actual bonus payout for fiscal 2019 for having served until the last day of the fiscal year. Termination in connection with a change in control reflects 3.0x salary and bonus for Mr. Curtis, and 2.0x salary and bonus for each other NEO, where “bonus” is defined as either three-year average annual cash incentive payout or target, as determined by tenure pursuant to our policy.

2
Involuntary termination without cause reflects cost of 12 months of COBRA (i.e., health care continuation) benefits for all NEOs. Termination in connection with a change in control reflects the cost of 36 months of COBRA for Mr. Curtis, and 24 months of COBRA for each other NEO.

3	Equity values based on closing price of our stock on March 29, 2019 of $20.22 per share.
Agreements and Policies
Executive Officer Severance Policy. We maintain a policy to provide severance benefits in the discretion of our Human Resources and Compensation Committee and our CEO to certain executives whose employment with us is terminated without cause in situations not involving a change in control. The Severance Policy covers our CEO and those executives reporting directly to our CEO who are Section 16 officers. An executive who resigns is not entitled to benefits under the Severance Policy. Severance benefits are up to 12 months of the executive’s base salary, a pro-rata annual bonus for the year in which the termination occurs based on actual performance, and continuation of certain health and welfare benefits for up to 12 months following the termination of employment.
Severance Plan for Senior Management and Key Employee Agreements. Each of our NEOs is party to a Severance Plan for Senior Management and Key Employee Agreement that provides for “double trigger” income and benefits continuity protection for either: (a) a voluntary termination for Good Reason within 24 full calendar months of a Change of Control, or (b) an involuntary termination for any reason other than for Cause within 36 months of a Change of Control, as all terms are defined in the agreements. Severance benefits are a multiple of the executive’s base salary plus average annual earned/paid bonus during the three fiscal years prior to which the termination occurs; and continuation of certain health and welfare benefits for a specified period following the termination of employment. Mr. Curtis participates in the Severance Plan at a multiple of 3.0x (or 36 months for health and welfare benefits), and our other NEOs participate in the Severance Plan at a multiple of 2.0x (or 24 months for health and welfare benefits).
For NEOs employed by the company for less than three fiscal years, the bonus component referenced above will instead be the average of the most recent complete fiscal year or years for which a short-term incentive compensation bonus was paid or determined prior to the date of termination. For NEOs employed by the company for less than a single complete fiscal year prior to the date of termination, the bonus component referenced above will instead be based on the target annual bonus for the fiscal year in which the termination occurs.
The agreements do not entitle any of the NEOs to an excise tax gross-up. To the extent that any payments or benefits provided constitute excess parachute payments under Section 280G of the Internal Revenue Code, these payments will be reduced to the maximum amount that the executive may receive without becoming subject to the excise tax imposed under Section 4999 of the Code if it is determined that the executive would retain more, on an after-tax basis, having such payments so reduced.
Equity Award Agreements. Our equity award agreements with our NEOs under the 2018 Plan provide for preferential treatment and acceleration of outstanding equity awards under certain termination scenarios.

In the event of a termination upon death or disability, the vesting restrictions on any outstanding RSUs will lapse and the awards will become immediately vested in full. The vesting restrictions on outstanding PSUs will also lapse on a pro-rata portion of the initial number of units at target, with such pro-ration based on the NEO’s period of service during the applicable performance period. The remaining units will be forfeited. In the event of retirement on or after age 62 with at least 10 years of service, a pro rata portion of the RSUs will vest, and a pro-rata portion of the PSUs will remain outstanding and eligible to vest based on achievement of the performance goals at the end of the three-year performance period, with the pro rata portion in each case based on the NEO’s period of service during the applicable vesting or performance period.
In the event of a Change in Control, 100% of the target PSUs will convert to RSUs consistent with the initial time-based requirements on the awards.
In the event of a qualifying termination in connection with a Change in Control, the vesting restrictions on any outstanding restricted stock units will lapse and the awards will become immediately vested in full.
In addition, the equity award agreements with our NEOs contain non-disclosure and non-use of confidential information; non-solicitation; and non-competition provisions to protect our interests.

Additional Information
Business for 2020 Annual Meeting
Shareholder Proposals. For a shareholder proposal to be considered for inclusion in Perspecta’s proxy statement for the 2020 Annual Meeting of Shareholders, the written proposal must be received by Perspecta’s Corporate Secretary at our principal executive offices not later than February 22, 2020. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
Director Nominations to Be Included in the Proxy Statement (Proxy Access)
We have adopted proxy access, whereby a shareholder (or a group of up to 20 shareholders) who has held at least 3% of our stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the shareholder and nominee satisfy the requirements specified in our Bylaws. Any shareholder who wishes to use these procedures to nominate a candidate for election to the Board for inclusion in the company’s proxy statement relating to the 2020 Annual Meeting must satisfy the requirements specified in our Bylaws and must provide written notice to our Corporate Secretary, which must be received no later than February 22, 2020, and no earlier than January 23, 2020. The notice of proxy access must include the information specified in our Bylaws, including information concerning the nominee and information about the shareholder’s ownership of and agreements related to Perspecta’s stock.
Other Business and Director Nominations to Be Presented at the Annual Meeting
Shareholders seeking to nominate a candidate for election to the Board or to propose any business for presentation at the 2020 Annual Meeting pursuant to the advance notice provision of the Bylaws, must provide written notice, which must be delivered to or mailed and received at our principal executive offices no earlier than the close of business on April 15, 2020 and no later than the close of business on May 15, 2020. The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as applicable, and information about the shareholder’s ownership of and agreements related to Perspecta’s stock. If the 2020 Annual Meeting is held more than 30 days before or more than 60 days after August 13, 2020, a shareholder’s written notice seeking to nominate a candidate for election to the Board or propose any business at the 2020 Annual Meeting pursuant to the advance notice provisions of the Bylaws must be received no earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and no later than the close of business on the later of (x) the 90th day prior to the 2020 Annual Meeting and (y) the 10th day following the date on which public announcement of the date of the 2020 Annual Meeting is first made.
Householding; Availability of 2019 Annual Report and Proxy Statement
The SEC permits Perspecta to deliver a single proxy statement and annual report to an address shared by two or more shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for the company. To take advantage of this opportunity, Perspecta, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. Perspecta will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On August 13, 2019: The proxy statement and our 2019 Annual Report are available through the company’s website, www.perspecta.com in the “Investors” section or at www.virtualshareholdermeeting.com/PRSP2019.
Additional copies of the 2019 Annual Report or this proxy statement, with exhibits, are available without charge to any shareholder, upon request, by calling 1-703-245-9700 or writing to:
Investor Relations
Perspecta Inc.
15052 Conference Center Drive
Chantilly, VA 20151

If you share the same address with other Perspecta shareholders and would like to start or stop householding for your account, you can call 1-866-540-7095 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).
If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Appendix A - Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore HC, and KGS HC, Perspecta refers to certain pro forma financial information that combines the stand-alone USPS, Vencore HC and KGS HC financial information as if the acquisition had taken place on April 1, 2017. When referring to financial data of Vencore HC and KGS HC on a combined basis, reference will be made to “Vencore.” These pro forma results include a full period of Vencore results and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the Spin-Off and Mergers had occurred at the beginning of the period. Perspecta is also including adjusted results that exclude costs directly associated with the Spin-Off and Mergers and the ongoing integration process.
The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro Forma Revenue

($ in millions)	Fiscal 2019	Fiscal 2018
GAAP Revenue[1]	4,030	2,819
Historical Vencore revenue[2]	244	1,384
Pro forma revenue	4,274	4,203
1	For fiscal 2018, GAAP results reflect the operations of USPS.
2	Revenue prior to the May 31, 2018 Mergers is from the most closely corresponding reporting period, which is April 1, 2017 to March 31, 2018 for fiscal 2018.

Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
Pro forma adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) excludes the following items: mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and the fiscal year 2018 start-up costs associated with the National Background Investigations Bureau (“NBIB”) program. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Fiscal 2019				Fiscal 2018
($ in millions, except per share data)	Perspecta	Historical Vencore[1]	Effect of the Spin-Off and Mergers	Pro Forma	Historical USPS	Historical Vencore[1]	Effect of the Spin-Off and mergers	Pro Forma
Net income (loss)	72	(57)	13	28	208	33	(113)	128
Income tax expense (benefit)	40	1	5	46	(9)	(10)	(54)	(73)
Interest expense, net	121	39	(16)	144	12	82	39	133
Depreciation and amortization	330	5	7	342	167	30	97	294
EBITDA	563	(12)	9	560	378	135	(31)	482
Restructuring costs	10	—	(6)	4	14	—	5	19
Debt extinguishment costs	—	—	—	—	—	4	—	4
Separation and integration costs	106	41	—	147	90	—	—	90
Pension actuarial gains and losses	35	—	—	35	—	(9)	35	26
Stock-based compensation	11	—	—	11	6	4	(2)	8
NBIB adjustment					—	25	—	25
Separation related cost	3	—	—	3
Adjusted EBITDA	728	29	3	760	488	159	7	654
Depreciation and amortization				(342)				(294)
Amortization of acquired intangibles				174				186
Adjusted EBIT				592				546
Interest expense, net[2]				(141)				(130)
Adjusted earnings before taxes				451				416
Income tax expense[3]				122				141
Adjusted net income				329				275
Adjusted diluted EPS[4]				$2.00				$1.66

1	Represents pro forma results associated with Vencore for the period from April 1, 2018 to May 31, 2018 for fiscal year 2019, and the period from April 1, 2017 to March 31, 2018 for fiscal year 2018.
2
For fiscal 2018 and the first two months of fiscal 2019, pro forma interest expense is derived based on the average of the applicable one-month LIBOR rates for the three month period ended June 30, 2018 to enhance comparability to the period during which the debt was established.

3
For fiscal 2019, represents income tax expense utilizing an adjusted effective tax rate of approximately 27% that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. For fiscal 2018, represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 34%.

4	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 164.82 million for fiscal 2019, and 165.70 million for fiscal 2018.

Pro Forma Adjusted Free Cash Flow
Perspecta defines “adjusted free cash flow” as the sum of net cash provided by operating activities and net cash used in investing activities adjusted for certain items, such as (i) payments on capital lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on transactions, separation and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Fiscal 2019			Fiscal 2018
($ in millions)	Perspecta	Historical Vencore[1]	Pro Forma	Perspecta	Historical Vencore[1]	Pro Forma
Net cash provided by operating activities	462	16	478	530	67	597
Purchases of property, equipment and software	(26)	(3)	(29)	(18)	(10)	(28)
Payments on capital lease obligations	(172)	—	(172)	(157)	(1)	(158)
Payments on restructuring, transaction and integration-related costs	142	1	143	7	4	11
Initial sale of qualifying receivables[2]	—	—	—	(121)	—	(121)
Adjusted free cash flow	406	14	420	241	60	301

1	Represents pro forma results associated with Vencore for the period from April 1, 2018 to May 31, 2018 for fiscal year 2019, and the period from April 1, 2017 to March 31, 2018 for fiscal year 2018.
2	Represents the impact arising from the initial sale of accounts receivable under the Master Accounts Receivable Purchase Agreement during the quarter ended September 30, 2017.

PERSPECTA INC.
15052 CONFERENCE CENTER DRIVE
CHANTILLY, VIRGINIA 20151

Voting Instructions
You may choose one of the voting methods outlined below to vote your proxy.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 12, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PRSP2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 12, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E82013-P24649

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERSPECTA INC.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Sanju K. Bansal	☐	☐	☐
1b. Sondra L. Barbour	☐	☐	☐
1c. John M. Curtis	☐	☐	☐
1d. Lisa S. Disbrow	☐	☐	☐
1e. Glenn A. Eisenberg	☐	☐	☐
1f. Pamela O. Kimmet	☐	☐	☐
1g. J. Michael Lawrie	☐	☐	☐
1h. Ramzi M. Musallam	☐	☐	☐
1i. Philip O. Nolan	☐	☐	☐
1j. Michael E. Ventling	☐	☐	☐

For address changes and/or comments, please check this box and write them on the reverse side where indicated. ☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending March 31, 2020	☐	☐	☐
3. Approval, on an advisory basis, of our named executive officer compensation	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Approval, on an advisory basis, of the frequency of holding future non-binding advisory votes to approve our named executive officer compensation	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E82014-P24649

PERSPECTA INC.
Annual Meeting of Shareholders
August 13, 2019 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) John M. Curtis, J. Michael Lawrie and James L. Gallagher, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PERSPECTA INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM EDT, on August 13, 2019, via the Internet at www.virtualshareholdermeeting.com/PRSP2019, and any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable or unavailable to serve).

This proxy, when properly executed, will be voted in the manner directed herein. If a properly executed proxy is returned and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked and signed on reverse side